Exhibit 2.1

MERGER AGREEMENT

by and among

Fifth Wall Acquisition Corp. I,

EINSTEIN MERGER CORP. I

and

SMARTRENT.COM, INC.

Dated as of April 21, 2021

i

ii

iii

Exhibit A	–	Form of Sponsor Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Lock-Up Agreement
Exhibit D	–	Parent A&R Charter
Exhibit E	–	Parent A&R Bylaws
Exhibit F	–	Form of A&R Registration Rights Agreement

iv

MERGER AGREEMENT

This MERGER AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of April 21, 2021, by and among Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), Einstein Merger Corp. I, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Appendix A of this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Corporation”) and a wholly owned subsidiary of Parent, in exchange for the Company’s stockholders receiving the consideration set forth in Article I of this Agreement;

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interest of, their respective companies and their respective stockholders; and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Article 1
THE MERGER AND RELATED MATTERS

Section 1.1            The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation after the Merger. The Merger will be consummated immediately upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or upon such other time and date as agreed by the Parties and set forth in the Certificate of Merger, pursuant to the DGCL (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and the Company shall vest in the Company as the Surviving Corporation following the Merger. The Parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL.

Section 1.2            Governing Documents. Subject to the terms and conditions of this Agreement, the Charter Documents of Merger Sub will become the Charter Documents of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation will be “SmartRent Technologies, Inc.”

Section 1.3            Effect on Securities. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, the following shall occur:

(a)           Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.3(f), at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued upon the Company Preferred Stock Conversion in accordance with Section 1.3(b)) will be automatically converted into the right to receive such number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(b)           Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into such number of shares of Company Common Stock equal to the quotient of (i) the Applicable Original Issue Price divided by (ii) the Applicable Conversion Price (such conversions, collectively, the “Company Preferred Stock Conversion”). Following the Company Preferred Stock Conversion, all of the shares of Company Preferred Stock shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c)           Assumption of Company Stock Options. At the Closing, each then outstanding option exercisable for shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, will be assumed by Parent and automatically be converted into an option to purchase shares of Parent Class A Common Stock (“Substitute Options”) as set forth below. Each Substitute Option will be subject to the terms and conditions of the Parent Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the assumed Company Stock Options. Each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

(d)           Assumption of Company Warrants. At the Closing, without any action on the part of the holders of any warrants exercisable for shares of Company Common Stock (“Company Warrants”), each then outstanding Company Warrant, whether or not exercisable on the Closing Date, will be assumed by Parent and automatically be converted into a warrant to purchase shares of Parent Class A Common Stock (“Substitute Warrants”) as set forth below. Each Substitute Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrants immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company Warrants. Each Substitute Warrant shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Warrant was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Warrant a document evidencing the foregoing assumption of such Company Warrant by Parent.

(e)           Assumption of Company RSUs. At the Closing, each outstanding award of restricted stock units, if any, relating to shares of Company Common Stock (“Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a right to receive shares of Company Common Stock and shall be converted into a restricted stock unit relating to a number of shares of Parent Class A Common Stock (“Substitute RSU”) as set forth below. Each Substitute RSU will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company RSU immediately prior to the Closing, including any vesting or settlement provisions, except that each Substitute RSU will represent a right to receive that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable under such Company RSU immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company RSUs. Each Substitute RSU shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company RSU was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute RSU a document evidencing the foregoing assumption of such Company RSU by Parent.

(f)            Cancellation of Treasury and Parent-Owned Shares. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Closing shall be canceled and extinguished without any conversion or payment in respect thereof.

(g)           Adjustments. The Parent Class A Common Stock issuable pursuant to this Section 1.3 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Parent Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h)           Fractional Shares. No fraction of a share of Parent Class A Common Stock will be issued by virtue of the Merger, and each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock at any time the Parent Class A Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is less than 0.50.

(i)            Conversion of Merger Sub Stock into Stock of the Surviving Corporation. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, preferences, and privileges as the shares so converted.

(j)            No Further Ownership Rights. Until surrendered as contemplated by Section 1.4, the Company Common Stock shall be deemed, from and after the Closing, to represent only the right to receive the Per Share Merger Consideration and any dividends or other distributions as contemplated by Section 1.3(g). If, after the Closing, any of the Company’s securities are presented to Parent or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

(k)            Allocation Schedule. The Company acknowledges and agrees that the Total Share Consideration is being allocated among the Company Stockholders pursuant to the schedule set forth on Schedule 1.3(k) (the “Allocation Schedule”). The Allocation Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Parent at least three (3) Business Days prior to the anticipated Closing Date. In each case, the Company agrees that the allocation among the Company Stockholders shown thereof is and will be in accordance with the Charter Documents of the Company and applicable Law. In addition, the Allocation Schedule (A) does and will set forth (1) the mailing addresses and email addresses for each Pre-Closing Holder, (2) the number and class of Company Common Stock (giving effect to the Company Preferred Stock Conversion), Company Preferred Stock, Company Stock Options, Company Warrants, and/or Company RSUs owned by each Pre-Closing Holder, (3) the number of shares of Parent Class A Common Stock allocated to each Company Stockholder, (4) with respect to each Pre-Closing Holder of Company Stock Options, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Substitute Option, (5) with respect to each Pre-Closing Holder of Company Warrants, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Substitute Warrant, and (6) with respect to each Pre-Closing Holder of Company RSUs, the number of shares of Parent Class A Common Stock subject to each Substitute RSU, and (B) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). Parent shall be entitled to conclusively rely on the Allocation Schedule (as updated prior to the Closing Date), and neither Parent nor its Affiliates shall have any Liability with respect to the allocation of the Total Share Consideration among the Company Stockholders or the calculation of the number of shares of Parent Class A Common Stock subject to, or the exercise price per share of Parent Class A Common Stock of (as applicable), Substitute Options, Substitute Warrants and Substitute RSUs under this Agreement.

Section 1.4            Exchange Procedures.

(a)           Appointment of Exchange Agent. Parent and the Company shall appoint Continental Stock Transfer & Trust Company(“Continental”) or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the Company Stockholders pursuant to this Section 1.4 and an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (“Exchange Agent Agreement”).

(b)           Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, Parent will deliver or cause to be delivered to the Exchange Agent a number of shares of Parent Class A Common Stock equal to the total Per Share Merger Consideration. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration, and delivery of shares of Parent Class A Common Stock to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Per Share Merger Consideration. Until they are distributed, the shares of Parent Class A Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to shares of Parent Class A Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Common Stock are distributed to the applicable Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Common Stock to such former Company Stockholders.

(c)           Letters of Transmittal. As soon as reasonably practicable after the SEC Approval Date, the Company will deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) to be completed and executed by such Person to receive such Company Stockholder’s Per Share Merger Consideration as contemplated by Section 1.3. The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company Common Stock owned by such Person.

(d)           Delivery of Per Share Merger Consideration. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent and the Exchange Agent all Letters of Transmittal received from Company Stockholders as of such date, together with the share certificate(s) evidencing the Company Common Stock or Company Preferred Stock or evidence that such shares have been transferred by book entry transfer to an account established by the Exchange Agent. At the Closing, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) via electronic book entry the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 1.3.

(e)           Termination of Exchange Agreement. On the date that is twelve (12) months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Parent at such time, unless required otherwise by applicable Legal Requirements, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to Parent for such amounts, and any such Company Stockholder may deliver a Letter of Transmittal to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly pay, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this Article 1 without any interest thereon. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Letter of Transmittal in respect of shares of Company Common Stock shall not have been delivered immediately prior to such date on which any amounts payable pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.5            The Closing. The closing of the Transactions (the “Closing”) shall take place remotely at a time and date to be specified in writing by the Parties, no later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company. Subject to the provisions of Article 7 of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.6            Deliveries at Closing.

(a)           At the Closing, Parent or Merger Sub shall, as applicable, deliver or cause to be delivered to the Company:

(i)            a certified copy of the Parent A&R Charter and Parent A&R Bylaws;

(ii)           a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;

(iii)          a copy of the Trust Termination Letter, duly executed by Parent;

(iv)          copies of the D&O Resignation Letters, duly executed by the applicable directors and officers of Parent and Merger Sub in accordance with Section 5.2(e);

(v)           copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(vi)          a copy of the Parent Closing Certificate, duly executed by Parent; and

(vii)         all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 6.3.

(b)           At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub:

(i)            a copy of the Certificate of Merger, duly executed by the Company;

(ii)           a copy of the A&R Registration Rights Agreement, duly executed by the Company and the Company Stockholders party thereto;

(iii)          copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(iv)          a copy of the Company Closing Certificate, duly executed by the Company;

(v)           the certificate described in Section 5.19(a); and

(vi)          all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.2.

Section 1.7            Sponsor Agreement. Concurrently with the execution of this Agreement, the Sponsor and certain other holders of Parent Class B Common Stock have entered into an agreement with Parent and the Company pursuant to which (a) Sponsor and such other holders have waived certain anti-dilution and conversion rights under the Parent Charter Documents and (b) Sponsor has agreed to certain restrictions on the transfer of the shares of Parent Class A Common Stock held by the Sponsor following the Closing, the form of which is attached hereto as Exhibit A (the “Sponsor Agreement”).

Section 1.8            Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.8 attached hereto (such Company Stockholders, the “Supporting Stockholders”) have entered into voting and support agreements with Parent, pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Person in favor of the Merger and the transactions contemplated by the Merger Agreement (including the Company Preferred Stock Conversion) (which vote may be taken by executing a written consent as provided for in Section 5.14 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Parent prior to the Closing without Parent’s prior consent, the form of which is attached hereto as Exhibit B (the “Support Agreements”).

Section 1.9            Lock-Up Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.9 attached hereto have each entered into an agreement with Parent and the Company providing that such Persons will not transfer the shares of Parent Class A Common Stock received hereunder as Per Share Merger Consideration for a period of six (6) months following the Closing, the form of which is attached hereto as Exhibit C (the “Lock-Up Agreements”).

Section 1.10          PIPE Financing. Concurrently with the execution of this Agreement, Parent shall enter into subscription agreements (the “Subscription Agreements”) with one or more investors, which provide for the private placement of at least $155 million of shares of Parent Class A Common Stock at a price of $10.00 per share (such aggregate amount and per share amount, the “Minimum PIPE Amount”) to close immediately prior to the Effective Time (the “PIPE Financing”), in each case on the terms and subject to the conditions set forth therein.

Section 1.11          Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent and the Surviving Corporation shall take all such lawful and necessary action.

Section 1.12          Tax Treatment. It is intended by the Parties that the Merger shall constitute a transaction that qualifies as a reorganization within the meaning of Section 368 of the Code (the “Intended Tax Treatment”) and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Parties shall prepare and file all Tax Returns consistent with, and take no position (whether on Tax Returns, in Tax proceedings, or otherwise) inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any comparable provision of state or local Law. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.13          Withholding. Parent, Merger Sub and the Exchange Agent and their respective Affiliates (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person under this Agreement such amounts as such Withholding Agent determines are required to be deducted and withheld and shall remit such amounts to the appropriate Governmental Authority; provided, however, that Parent shall use commercially reasonable efforts to provide at least five (5) days’ advance notice to any such Person whose payment may be subject to deduction or withholding to permit such Person to provide any applicable forms, certifications or other information to reduce or eliminate any such deduction or withholding. All amounts so deducted and withheld and paid to the appropriate Governmental Authority shall be treated as having been paid to the Person in respect of which such withholding was made for all purposes of this Agreement. For the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Class A Common Stock pursuant to this Agreement, a portion of the Parent Class A Common Stock otherwise deliverable hereunder may be withheld and, if a portion of the Parent Class A Common Stock otherwise deliverable to a Person is withheld hereunder, the Withholding Agent shall be treated as having sold such Parent Class A Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the average price of shares of Parent Class A Common Stock on the Nasdaq on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), but subject to Section 8.15, the Company hereby represents and warrants to Parent as follows:

Section 2.1            Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, and each of the Contractual Obligations set forth on Schedule 2.1 (the “Company Voting Agreements”) are in full force and effect and have been made available to Parent or Parent’s counsel and none of the Company or, to the Company’s Knowledge, any other party thereto, are in breach or violation of any provision set forth in the Charter Documents or the Company Voting Agreements.

Section 2.2            Subsidiaries.

(a)           The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except as set forth in Schedule 2.2(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries and as set forth in Schedule 2.2(a) opposite the name of each Subsidiary of the Company. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b)           Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2(b)). Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2(b), except where the failure to be duly qualified or licensed (or the equivalent thereof) would not be individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3            Power and Authorization. The Company has all requisite power and authority and has taken all action necessary in order to enter into and deliver and perform its obligations under this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party and, subject to the Company Stockholder Approval, to consummate the Merger and the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject in the case of the Merger, to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) duly and validly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 2.4            Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger and (c) those Consents (if any) as will have been obtained or made at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule 2.4(c), no action by (including any authorization, Consent or approval of), or in respect of, or filing, report, notice, registration, Permit, clearance, expiration or termination of waiting periods with, any Governmental Authority is required by or on behalf of the Company for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, (ii) the consummation of the Transactions by the Company or (iii) the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.

Section 2.5            Non-contravention. Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, nor the consummation of the Transactions, will, directly or indirectly (with or without due notice or lapse of time or both):

(a)           subject to compliance with the requirements specified in clauses (a) through (c) of Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement that would be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole;

(b)           except as set forth in Schedule 2.5(b), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of or loss of benefits or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract, or any Permits of the Company or its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole or (ii) the Charter Documents of the Company and its Subsidiaries;

(c)           result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens, Liens under applicable securities laws, or Liens created by Parent; or

(d)           result in the triggering, acceleration, vesting or increase of (i) any payment in excess of $250,000 to any Person or (ii) any equity security of the Company pursuant to any material Contractual Obligation of the Company, in each case, other than those Contractual Obligations set forth on Schedule 2.5(d).

Section 2.6            Compliance. Except as set forth in Schedule 2.6, since January 1, 2019, the Company and each of its Subsidiaries has complied, in all material respects, with all, and is in compliance in all material respects with all, and is not in material violation of any, Legal Requirements with respect to the conduct of its business, assets, properties or the ownership or operation of its business. Except as set forth in Schedule 2.6, since January 1, 2019, no written notice or communication of material actual, potential or alleged non-compliance with any Legal Requirement has been received by the Company or any Subsidiary, and, to the Company’s Knowledge, as of the date hereof no such notice or communication has been delivered to any other Person.

Section 2.7            Capitalization.

(a)           Schedule 2.7(a) sets forth the authorized capital stock of the Company, including (i) the Company Common Stock and Company Preferred Stock, (ii) each holder of capital stock of the Company and the number and class or series (as applicable) of shares of capital stock beneficially held by each such Person and (iii) each Company Stock Option, Company Warrant and Company RSU and each other purchase right, conversion right, exchange right, or other Contractual Obligation exercisable for, exchangeable for, or convertible into capital stock of the Company and the holders thereof (including the date of grant, the exercise price and the eligibility to early exercise (where applicable) and any applicable vesting schedule and expiration date). All of the foregoing issued and outstanding equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in the Company’s Charter Documents, the Company Voting Agreements and any other applicable Contractual Obligation governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Charter Documents, the Company Voting Agreements or any Contractual Obligation to which the Company or any of its Subsidiaries are a party or otherwise bound or, to the Company’s Knowledge, any other Contract and (iv) to the Company’ Knowledge, are free and clear of all Liens (other than transfer restriction under applicable securities laws. The Company has no issued or outstanding equity interests other than the equity interests that are set forth on Schedule 2.7(a), and the Company does not hold any equity interests in its treasury.

(b)           Except as set forth on Schedule 2.7(b) (or, with respect to the Company Stock Options, Company Warrants and Company RSUs, as set forth on Schedule 2.7(a)), neither the Company nor its Subsidiaries have granted any preemptive rights or other similar rights in respect of any capital stock, or any options, restricted stock, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, subscription rights, phantom units, profit participation rights, call rights, put rights, or other securities or Contractual Obligations that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable for capital stock of the Company or any of its Subsidiaries, or any board nomination or observer rights. Except for the Transactions, there is no Contractual Obligation to which the Company or any of its Subsidiaries are party, or provision in the Charter Documents of the Company or any of its Subsidiaries, which obligates the Company or any of its Subsidiaries to acquire, repurchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or issue, sell any other equity interest in respect of, any outstanding equity interest in the Company or any of its Subsidiaries. There is no voting trust, proxy, rights plan, anti-takeover plan, or other Contract or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any equity interests of the Company or any of its Subsidiaries.

(c)           Except as set forth on Schedule 2.7(c), neither the Company nor its Subsidiaries have any outstanding bonds, debentures, notes, or other obligations in which the holders have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of Company Common Stock on any matter.

(d)           Other than unvested Company Stock Options, Company Warrants and Company RSUs as set forth in Schedule 2.7(a), no outstanding equity interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(e)           Except as set forth on Schedule 2.7(e), each outstanding Company Stock Option has an exercise price that has been determined pursuant to an independent valuation to be at least equal to the fair market value of a share of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Stock Options have been issued in compliance, in all material respects, with the applicable equity plan of the Company and all applicable Laws and properly accounted for in all material respects in accordance with the U.S. GAAP.

Section 2.8            Financial Matters.

(a)           Financial Statements. Parent has been furnished with the Company’s unaudited consolidated balance sheets as of December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(i) hereto (the latter the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), the unaudited consolidated statements of operations for the years ended December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(ii), the unaudited consolidated cash flow statements for the years ended December 31, 2019 and December 31, 2020, and the condensed notes thereto (such consolidated balance sheets, consolidated statements of operations, consolidated cash flow statements and condensed notes thereto, the “Financial Statements”).

(b)           Compliance with U.S. GAAP. The Financial Statements (including any notes thereto) (i) have been prepared from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries, (ii) have been prepared , in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries on the dates and for the periods specified therein, all in accordance with U.S. GAAP (subject to audit adjustments that are not expected to be material). Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)           Absence of Undisclosed Liabilities. The Company does not have any Liabilities of any nature (required by U.S. GAAP to be reflected in a balance sheet or disclosed in notes thereto), other than any such Liabilities (i) included in the Most Recent Balance Sheet, (ii) incurred in the ordinary course of business subsequent to the Most Recent Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) incurred with respect to this Transaction, (iv) listed on Schedule 2.8(c), or (v) incurred outside of the ordinary course of business which would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)           Controls. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability. Except as set forth in Schedule 2.8(d), since January 1, 2019, (a) neither the PCAOB Auditor, nor any other independent public accounting firm engaged by the Company, has reported to the Company any “material weaknesses” or “significant deficiencies” in the system of internal accounting controls utilized by the Company and its Subsidiaries and (b) the Company and its Subsidiaries have not received any written complaint, allegation, assertion or claim of fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

(e)           Loans. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries.

(f)            Stimulus Funds. Neither the Company nor any of its Subsidiaries have participated in any CARES Act stimulus fund programs.

(g)           Indebtedness. Schedule 2.8(g) sets forth a list of all Indebtedness of the Company and its Subsidiaries, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof.

Section 2.9            Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, except as set forth in Schedule 2.9(a), (b) the operations of the business of the Company and its Subsidiaries have been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures), and (c) except as set forth in Schedule 2.9(c), neither the Company nor any Subsidiary has taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10          Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all material tangible assets and intangible assets held for use in the business as currently conducted as of the date hereof (the “Assets”). As of the date hereof, the Assets are free and clear of all Liens, except for Permitted Liens and those Liens listed in Schedule 2.10, and the Assets, taken as a whole have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an Asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The representations in this paragraph do not constitute an Intellectual Property Rights non-infringement representation, which is covered solely in Section 2.12(a) below.

Section 2.11          Real Property.

(a)           Neither the Company nor its Subsidiaries owns any real property.

(b)           Schedule 2.11(b) sets forth a complete list of the addresses of all properties leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property”). Schedule 2.11(b) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any material Leased Real Property. The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

Section 2.12          Intellectual Property.

(a)           Non-Infringement. Except as set forth in Schedule 2.12(a), neither  the Company nor any Subsidiary has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party. Neither the operation of the Company’s or any Subsidiary’s business as is currently conducted, nor any of the Company Services offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company or any Subsidiary, nor other exploitation of the Company Intellectual Property Rights, infringes, conflicts with, dilutes or misappropriates, or otherwise violates any Intellectual Property Rights of any other Person. The Company IP Registrations that have issued or are registered are not the subject of any challenge relating to the validity or enforceability of such Company IP Registrations. To the Company’s Knowledge, no Person is materially infringing upon any Company Intellectual Property Rights. To the Company’s Knowledge, no current or former officer, employee, or contractor of the Company or any Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any patent application for any Company IP Registration that would constitute fraud or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any Company IP Registration.

(b)           Scheduled Intellectual Property Rights. Schedule 2.12(b) identifies all issued patents, registered trademarks, registered copyrights and domain name registrations, and all applications for any of the foregoing, that are owned by the Company or any Subsidiary (collectively, the “Company IP Registrations”). Schedule 2.12(b) lists for each Company IP Registration (i) the record owner of such item, (ii) the jurisdictions in which such item has been issued or registered or filed, (iii) the issuance, registration or application date, as applicable, for such item, and (iv) the issuance, registration or application number, as applicable, for such item. Each of the Company IP Registrations that is registered or issued is subsisting, and to the Company’s Knowledge, each of the Company IP registrations are valid (or applied for) and enforceable (assuming registration where required for enforcement). As of the date of this Agreement, no issuance or registration obtained, and no application filed by the Company or any Subsidiary for any Company IP Registrations, has been canceled, abandoned, allowed to lapse or not renewed, except where such Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)           Sufficiency. The Company Intellectual Property Rights and Licensed Intellectual Property Rights include all Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries and sufficient for the operation or conduct of the businesses of the Company and its Subsidiaries as currently being conducted (provided that the only representation set forth with respect to non-infringement is Section 2.12(a)). Except as set forth on Schedule 2.12(c), no Company Intellectual Property Rights are subject to any Action, Contractual Obligation, or order of a Governmental Authority (other than contracts entered into in the ordinary course of business granting Intellectual Property Rights or office actions connected with the prosecution of Intellectual Property Rights) that restricts the use, transfer or licensing thereof by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.

(d)           Trade Secrets. The Company and/or one or more of its Subsidiaries, as appropriate, have exercised reasonable business discretion to protect the secrecy and confidentiality of all trade secrets included in the Intellectual Property Rights of the Company or Subsidiary. Except where failure to do so would not be material, neither the Company nor any Subsidiary has disclosed to any Person (including any employees, contractors, and consultants) any such trade secret, except under a confidentiality agreement or other legally binding confidentiality obligation, and, to the Company’s Knowledge, there has not been any material breach by any counterparty to any such confidentiality agreement. All Persons who contributed to the creation or development of any Company Intellectual Property Rights have assigned to the Company or its Subsidiaries their rights and interests therein that do not vest with the Company or its Subsidiaries initially by operation of law, except where failure to do so would not be material.

(e)           Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than employees and contractors in their course of performing services for Company and its Subsidiaries and excluding Company Source Code in APIs provided to third parties, human readable scripting code contained in any mobile or web-based application or webpage (e.g., Javascript, Python, Ruby, etc.), and Company Source Code disclosed in connection with any open source code detection scan, quality, security and penetration testing or other diligence conducted in connection with the transaction contemplated by this Agreement. No proprietary, confidential Company Source Code with respect to Company Services is subject to an Open Source Materials license that requires, as a condition of use, modification and/or distribution of such Open Source Materials that any such Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge. Except as set forth on Schedule 2.12(e), the Company and its Subsidiaries are in material compliance with all obligations under any agreement pursuant to which the Company or a Subsidiary has obtained the right to use any third party Software, including Open Source Materials, and the Company and its Subsidiaries have purchased a sufficient number of seat licenses for the Business Systems.

(f)            Technical Deficiencies. There are, and since January 1, 2019, there have been, no bugs, errors or defects (collectively, “Technical Deficiencies”) in any of the commercially available Company Services that would prevent or have prevented the same from performing substantially in accordance with their published specifications or user documentation other than Technical Deficiencies that have been resolved in the ordinary course.

(g)           Malicious Code. The Company and each Subsidiary has taken actions designed for a software company of like size and resources to protect the security and integrity of its Business Systems, including by implementing procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”).  To the Company’s Knowledge, there is no Malicious Code in the Company Source Code or Business Systems wholly within the Company or a Subsidiary’s control, and neither the Company nor any Subsidiary has received any written complaints from customers about any Malicious Code within the Company Services or Technical Deficiencies beyond Technical Deficiencies that have been or can be resolved in the ordinary course in all material respects.

Section 2.13          Data Privacy.

(a)           Since January 1, 2019, there has not been an actual or alleged data security breach or, to the Company’s Knowledge, unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject. The consummation of the contemplated transaction shall not result in any liabilities in connection with such applicable Information Privacy and Security Laws.

(b)           The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by the Company and each Subsidiary has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of the Company and each Subsidiary.

(c)           The Company and each Subsidiary has established and maintains technical, physical, and organizational measures that are reasonably designed to protect the data collected or stored in connection with the marketing, delivery, or use of any Company Service, including Personal Confidential Information processed in connection with use of any Company Service. The Company and its Subsidiaries own, lease, license or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company and its Subsidiaries. The Company and each Subsidiary have implemented disaster recovery and business continuity plans and procedures have which been proven effective upon testing in all material respects. Since January 1, 2019, there has not been a material failure with respect to the Business Systems that has not been remedied or replaced in all material respects.

Section 2.14          Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits reasonably necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets other than any such Permits which if not held by the Company or any of its Subsidiaries would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or to the Company’s Knowledge threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of all material Permits, all of which material Permits are listed on Schedule 2.14. Since January 1, 2019, neither the Company nor any Subsidiary is in violation of the terms of any Permit, except where such violation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.15          Tax Matters.

(a)           Except as set forth on Schedule 2.15(a), the Company and each Subsidiary has timely filed, or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which the Company or Subsidiary is required to file Tax Returns. All such income and other material Tax Returns were correct and complete in all material respects. All material Taxes (including, for the avoidance of doubt, sales, use, value added, and similar Taxes) owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           There is no outstanding audit or examination concerning any Taxes or Tax Return of the Company or any of its Subsidiaries and no such audit or examination has been claimed, threatened, or raised (in each case in writing) by a Governmental Authority.

(c)           There is no Tax deficiency outstanding, proposed in writing or assessed against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or withdrawn, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No adjustment relating to any Tax Returns filed by the Company or a Subsidiary has been proposed in writing by any Governmental Authority.

(e)           No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.

(f)            Neither the Company nor any Subsidiary has ever been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group within the meaning of Section 1504 of the Code or otherwise (other than a group including only the Company and its Subsidiaries), and has no liability for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise, in each case, other than a Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes (a “Customary Agreement”). Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any such agreement (i) as to which only the Company and/or its Subsidiaries is a party or (ii) a Customary Agreement. The Company and its Subsidiaries have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any Subsidiary which agreement or ruling would have binding effect on Parent or the Company or any of its Subsidiaries after the Closing.

(g)           Neither the Company nor any Subsidiary is currently subject to any Liens, other than Liens described in clause (a) of the definition of Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of the Company or such Subsidiary to pay Taxes.

(h)           Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no material amount of unpaid Taxes of the Company or any of its Subsidiaries have been incurred since the Most Recent Balance Sheet Date, other than in the ordinary course of business of the Company and its Subsidiaries. The Company and its Subsidiaries have each used at all times during their existence the accrual method of accounting for income Tax purposes.

(i)            Neither Company nor any Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j)            Neither Company nor any Subsidiary (or any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355 of the Code) in a transaction purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(k)           Except as set forth in Schedule 2.15(k), neither Company nor any Subsidiary will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (viii) any “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Company or any Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, (x) any investment in “United States property” (as defined in Code Section 956(c)) made prior to the Closing Date by a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (xi) any gain recognition agreement under Section 367 of the Code. The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)            Neither Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(m)          Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(n)           Except as set for in Schedule 2.15(n), no Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(o)           Neither the Company nor any of its Subsidiaries organized in the United States has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)           Schedule 2.15(p) lists the U.S. federal and state income tax classification of the Company and each of its Subsidiaries and, except as set forth in Schedule 2.15(p), such classification has not changed since the formation of each such entity.

Section 2.16           Employee Benefit Plans.

(a)           Schedule 2.16(a) lists all Employee Plans that the Company or a Subsidiary sponsors or maintains, or to which the Company or a Subsidiary contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants, or with respect to which the Company or any Subsidiary has any direct or contingent liability. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements, (ii) any summary plan descriptions or employee handbooks, (iii) any non-routine correspondence with any Governmental Authority since January 1, 2019, and (iv) most recent Form 5500.

(b)           Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge there are no audits, inquiries, or Actions pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c)           The Company and its Subsidiaries have no direct or contingent obligation with respect to any plan subject to Title IV of ERISA and no obligation to provide post-employment welfare benefits (other than as required by Section 4980B of the Code or similar state or local law).

(d)           There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(e)           Except as set forth in Schedule 2.16(e), each Employee Plan subject to ERISA can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(f)            Except as set forth in Schedule 2.16(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, manager, officer member of the board of directors, or consultant of the Company under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) result in the acceleration of vesting of any Company Stock Options, or (v) result in any payment that would be nondeductible pursuant to Section 280G of the Code.

Section 2.17          Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, and, to the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand.

(b)           True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company has been made available to Parent. Other than as set forth in Schedule 2.17(b), each employee of the Company and its Subsidiaries is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements, or in any applicable employment agreement.

(c)           To the Company’s Knowledge, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and each Subsidiary is in compliance in all material respects and, to the Company’s Knowledge, each of its or the Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or one of its Subsidiaries and such individuals.

(d)           The Company and each Subsidiary have complied in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any Subsidiary is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company and each Subsidiary is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the financial statements. Except as set forth in Schedule 2.17(d), there are no pending, or to the Company’s Knowledge, threatened in writing, material Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or such Subsidiary.

(e)           Except as set forth in Schedule 2.17(e), no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave, accrued bonuses for 2020, and severance pay).

Section 2.18          Environmental Matters. Except as set forth in Schedule 2.18 or as would not be material to the Company and its Subsidiaries, taken as a whole, (a) since January 1, 2019, the Company and each Subsidiary has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any Subsidiary on or upon the environment of any site (including soils, groundwater, surface water, and air) currently owned, leased or otherwise operated or used by the Company or any Subsidiary, or formerly owned, leased, or otherwise operated or used by the Company or any Subsidiary, (c) except as set forth in Schedule 2.18, neither the Company nor any Subsidiary has received any written notice, demand, report, Order, directive, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law and (d) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site owned or operated by the Company or any Subsidiary, except in compliance with Environmental Laws.

Section 2.19           Contracts.

(a)           Schedule 2.19 lists each of the following Contractual Obligations (other than Company Employee Plans) to which the Company or any Subsidiary is bound (each, a “Disclosed Contract”):

(i)            any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company of rights to market or sell Company Services on behalf of the Company to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $250,000, in the aggregate, during the 12-month period ending December 31, 2020;

(ii)           any Contractual Obligation pursuant to which a partnership, joint venture, collaboration or other similar Contractual Obligation was established;

(iii)          any Contractual Obligation made (A) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (B) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Service, or (C) pursuant to which any other Person is granted “most favored nation” pricing or customer status or similar with respect to any Company Services;

(iv)          any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software or a cloud-based service) to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary licenses any Intellectual Property used in the development or licensing of the Company Services in an amount in excess of $250,000;

(v)           any Contractual Obligation, outside the ordinary course of business, containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $250,000;

(vi)          any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;

(vii)         any Contractual Obligation that (A) purports to materially limit either the type or line of business in which the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage, the geographic area or any period of time in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns);

(viii)        any Contractual Obligation relating to the incurrence of any Indebtedness in excess of $250,000;

(ix)          any Contractual Obligation relating to (A) the disposition of any portion of the assets or business of the Company or any Subsidiary outside the ordinary course of business, or (B) the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business, in each case, pursuant to which the Company has any continuing payment obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation, or material continuing indemnification obligations;

(x)           any Contractual Obligation under which the Company or any Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its shareholders, employees, managers, officers or members of the board of directors;

(xi)          any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which mandates future payment of consideration in excess of $500,000 per annum, other than (A) any Contractual Obligation that is terminable by the Company or applicable Subsidiary at will on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xii)         any guaranty (or similar obligations, such as “makewell agreements”) by the Company, Subsidiary, or any Affiliate of any obligation of another in excess of $250,000;

(xiii)        any Contractual Obligation requiring the Company to register any equity interests under the applicable United States securities Laws;

(xiv)        any settlement, conciliation or similar Contractual Obligation relating to an Action of the Company or its Subsidiaries that has been entered into on or after December 31, 2019 and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $250,000 or (B) was brought by an equityholder or Affiliate of the Company or its Subsidiaries;

(xv)         any Contractual Obligation to which the Company or any Subsidiary is a party and pursuant to which it is a licensor or otherwise grants to a third party any Intellectual Property Rights on an exclusive basis, indicating in each case the nature of such Intellectual Property Rights and the manner in which it is permitted to be utilized;

(xvi)        any Contractual Obligation for the development of Intellectual Property Rights for the benefit of the Company or any Subsidiary;

(xvii)       any Contractual Obligation providing for payment or acceleration of benefits in connection with the transactions contemplated by this Agreement, including any Contract that provides change in control, transaction, retention or similar bonuses; and

(xviii)      any Real Property Lease.

(b)           The Company has made available to Parent true, accurate and complete copies of each Disclosed Contract, in each case, as amended or otherwise modified and currently in effect. Each Disclosed Contract is in full force and effect and is a valid, legal, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party to such Contractual Obligation. Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would become a breach of or default or would permit termination of, or a modification or acceleration thereof by any party to under any Disclosed Contract. Since January 1, 2019 through the date hereof, neither the Company nor its Subsidiaries has received written notice of (i) any material breach or default under any Disclosed Contract or (ii) the intention of any third party under any Disclosed Contract (including any Governmental Authority) to cancel, terminate or modify in any material respect the terms of any such Disclosed Contract, or accelerate the obligations of the Company or its Subsidiaries thereunder.

(c)           Except as set forth in Schedule 2.19(c), all Disclosed Contracts are being performed without any party thereto relying on or claiming any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures or for any other reason.

Section 2.20          Customers and Suppliers.

(a)           Schedule 2.20(a) sets forth the top ten (10) Customers (by revenue) of the Company and its Subsidiaries for the years ended December 31, 2019 and 2020 (collectively, the “Material Customers”) and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contractual Obligation with any such Material Customer. To the Company’s Knowledge as of the date hereof, no Material Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

(b)           Schedule 2.20(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the years ended December 31, 2019 and 2020 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contractual Obligation with such Material Supplier. To the Company’s Knowledge as of the date hereof, no Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

Section 2.21           Affiliate Transactions. Other than as set forth in Schedule 2.21 or pursuant to an Ancillary Agreement, no officer, director, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any Subsidiary, or any immediate family member of the foregoing Person (such individuals, the “Related Parties”): (a) has any material interest in any asset owned or leased by the Company or used in connection with the business of the Company or any Subsidiary, (b) has received a loan from the Company or any Subsidiary, or (c) is engaged in any transaction, arrangement, or understanding with the Company or any Subsidiary (each, an “Affiliate Agreement”) other than through his or her employment with the Company or any Subsidiary, the ownership of equity interests, payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.22           Litigation. Except as set forth in Schedule 2.22, there is no Action pending or, to the Company’s Knowledge, threatened in writing against or involving, (a) the Company or any Subsidiary (either as plaintiff or defendant), (b) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (b), seeking material non-monetary relief or involving an amount in controversy in excess of $100,000 individually or in the aggregate) or (c) any of the foregoing in such capacity in a criminal Action. No allegations of sexual harassment have been made against any employee, manager, officer, or member of the board of directors of the Company or any Subsidiary which could reasonably be expected to result in a Company Material Adverse Effect.

Section 2.23           Insurance. Schedule 2.23 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums due and payable thereon have been paid in full, neither the Company nor any Subsidiary is in material breach or default with respect to its obligations under any of such policies (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s Knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or default, and no written notice of pending material premium increase, cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any Subsidiary, in each case, except where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No claim by the Company or its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

Section 2.24           Brokers. Except as set forth in Schedule 2.24, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company or any Affiliate in connection with this Agreement, any Ancillary Agreement or the Transactions, and the Company (and, to the Company’s Knowledge, the Company Stockholders) has not entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

Section 2.25           Anti-Corruption Matters.

(a)           Since January 1, 2019, neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any of its Representatives, or any other Person acting for or on behalf of them is or has been (i) a Person named on any Economic Sanctions Laws or Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Economic Sanctions Laws or Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) and (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2019, been the subject of or target of any Economic Sanctions Laws or Export Control Laws or (v) engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Economic Sanctions Laws, or Export Control Laws.

(b)           The Company and each Subsidiary has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws or Export Control Laws by their Affiliates and Representatives.

(c)           Since January 1, 2019, (i) none of the Company, any Subsidiary, any director, officer or employee of the Company or any Subsidiaries or, to the Company’s Knowledge, any of its or their other Representatives or other Persons acting on its or their behalf, is or has been the subject of any Action, filings, disclosures, Order, investigation, inquiry, litigation, or administrative or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws, (ii) to the Company’s Knowledge, no such Action, filings disclosures, Orders, investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) to the Company’s Knowledge, there are no circumstances likely to give rise to any such Action, filings, disclosures, Order, investigation, inquiry, litigation, or proceedings.

Section 2.26           Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, (a) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (b) duly approved and declared advisable this Agreement and the Ancillary Agreement to which the Company is a party in accordance with the Company’s Charter Documents and resolved to recommend approval and adoption of this Agreement to the Company Stockholders and (c) directed that this Agreement be submitted to the Company Stockholders for their approval and adoption.

Section 2.27           Company Stockholder Approval. The approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders requires the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, (b) a majority of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, and (c) a majority of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, in each case, given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Merger Stockholder Approval”). The approval of the Company Preferred Stock Conversion requires the approval of (a) a majority of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, and (b) a majority of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class, on an “as-converted” to Company Common Stock basis, in each case given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Conversion Stockholder Approval” and, together with the Merger Stockholder Approval, the “Company Stockholder Approval”). The Supporting Stockholders hold a sufficient number of shares of Company Common Stock and Company Preferred Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.

Section 2.28           Exclusivity of Representations. Except as provided in this Article 2 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, neither the Company, any Subsidiary, any of its or their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, or Representatives have made, or are making, any representation or warranty, expressed or implied, at law or in equity whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (b) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (c) except for the representations and warranties set forth in Article 3 and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions (a) set forth in Schedule 3 attached hereto (the “Parent Schedule”), but subject to Section 8.15 and (b) in any Parent SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1             Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have, a Parent Material Adverse Effect. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Parent and Merger Sub, taken as a whole. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel and neither the Parent or Merger Sub are in breach or violation of any provision set forth in their Charter Documents.

Section 3.2             Subsidiaries. Except for Merger Sub, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 3.3             Power and Authorization. Subject to the approval of the Parent Stockholder Matters by the Parent Stockholders, each of Parent and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party and the consummation of the Transactions. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) duly and validly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4             Authorization of Governmental Authorities. Assuming the truth and accuracy of the representations and warranties set forth in Section 2.4 (and assuming all Consents referenced in such Section (or required to be disclosed in the corresponding Section of the Company Schedules) are made or obtained), except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger, and (c) those Consents (if any) as will have been obtained or made at or prior to Closing, that would, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub taken as a whole, in each case which are set forth in Schedule 3.4, no action by (including any authorization, Consent or approval of), or in respect of, or filing, report, notice, registration, Permit, clearance, expiration or termination of waiting periods with, any Governmental Authority is required by or on behalf of Parent or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party or (ii) the consummation of the Transactions by Parent and Merger Sub.

Section 3.5             Non-contravention. Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, nor the consummation of the Transactions, will, directly or indirectly (with or without due notice or lapse of time or both):

(a)            subject to compliance with the requirements specified in clauses (a) through (c) of Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Order or Legal Requirement that would be, or reasonably be expected to be, material to Parent and Merger Sub, taken as a whole;

(b)            result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of or loss of benefits or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not materially delay or impair the ability of Parent or Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Agreements or to consummate the Transactions), or (ii) the Charter Documents of Parent or Merger Sub;

(c)            result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens, Liens under applicable securities laws, or Liens created by the Company; or

(d)            result in the triggering, acceleration, vesting or increase (i) of any payment to any Person or (ii) any equity security of Parent pursuant to any Contractual Obligation of Parent or Merger Sub.

Section 3.6             Compliance. Each of Parent and Merger Sub has complied in all material respects with all, and is in compliance in all material respects with all, and is not in material violation of any, Legal Requirements with respect to the conduct of its business, assets, properties or the ownership or operation of its business. No written notice or communication of material actual, potential or alleged non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and, to Parent’s Knowledge as of the date hereof, no such notice or communication has been delivered to any other Person.

Section 3.7             Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 110,000,000 shares of Parent Common Stock, of which 100,000,000 shares have been designated Parent Class A Common Stock and 10,000,000 shares have been designated Parent Class B Common Stock, and (ii) 1,000,000 shares of Parent Preferred Stock. The outstanding Parent Securities set forth on Schedule 3.7(a) represent all of the issued and outstanding Parent Securities as of the date of this Agreement. All outstanding Parent Securities (i) have been duly authorized and validly issued and full paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (A) Parent’s Charter Documents, and (B) any other applicable Contractual Obligation governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Charter Documents or any Contractual Obligation to which Parent is a party or otherwise bound.

(b)           Except as provided for in this Agreement or as set forth in Schedule 3.7(a) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have, or upon the happening of certain events would have, the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Parent Stockholders on any matter.

(c)            Except as provided for in this Agreement or as set forth in Schedule 3.7(c), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other Contracts or understandings to which Parent is a party or by which Parent is bound with respect to any securities of Parent.

(d)           Except as provided for in this Agreement or as set forth in Schedule 3.7(d), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent are issuable, and no rights in connection with any shares, warrants, options, or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e)            Except as provided for in this Agreement or as set forth in Schedule 3.7(e), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

(f)            The authorized and outstanding capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding shares of common stock of Merger Sub, free and clear of all Liens.

(g)           The Per Share Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and Federal Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Legal Requirements, Parent’s Charter Documents, or any Contractual Obligation to which Parent is a party or otherwise bound.

Section 3.8             Parent SEC Reports and Financial Statements.

(a)            Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to be filed by Parent prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its formation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All Parent SEC Reports and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications, as of their respective dates of filing, and as of the date of any amendment, or filing that superseded the initial filing, are each true and correct in all material respects. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments that are not expected to be material) in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended. As used in this Section 3.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“ICOFR”). To Parent’s Knowledge, such ICOFR are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(d)           There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           To Parent’s Knowledge, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To Parent’s Knowledge, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)            To Parent’s Knowledge, no officer, contractor, subcontractor, or agent of Parent has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement by Parent.

Section 3.9             Absence of Certain Developments. Except as set forth in Schedule 3.9, since February 4, 2021 (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; and (b) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(c) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.10           Trust Fund.

(a)            As of the day immediately preceding the date hereof, Parent has approximately $345 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of February 4, 2021 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

(b)           The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the trustee under the Trust Agreement. There are no separate Contractual Obligations, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to Parent’s Knowledge, that would entitle any Person (other than (a) in respect of deferred underwriting commissions or Taxes or (b)  stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Fund, except as described in the Parent SEC Reports. Prior to the Closing, none of the funds held in the Trust Fund may be released except: (A) interest income earned on the Trust Fund to pay taxes; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Actions pending or, to Parent’s Knowledge, threatened in writing with respect to the Trust Fund.

Section 3.11           Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.12           Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

Section 3.13           Tax Matters.

(a)            Each of Parent and Merger Sub has timely filed or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which Parent and/or Merger Sub is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes (including, for the avoidance of doubt, sales, use, value added, and similar Taxes) owed by Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

(b)           There is no outstanding audit or examination concerning any Taxes or Tax Return of Parent or Merger Sub and no such audit or examination has been claimed, threatened, or raised in writing by a Governmental Authority.

(c)           There is no Tax deficiency outstanding, proposed in writing or assessed against Parent or Merger Sub, which deficiency has not been satisfied by payment, settled or withdrawn, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No adjustment relating to any Tax Returns filed by Parent or Merger Sub has been proposed in writing, by any Governmental Authority.

(e)           No power of attorney that has been granted by Parent or Merger Sub with respect to a Tax matter is currently in effect.

(f)            Neither Parent nor Merger Sub has ever been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group within the meaning of Section 1504 of the Code or otherwise (other than a group including only Parent and Merger Sub), and has no liability for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise, other than any Customary Agreement. Neither Parent nor Merger Sub is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any Customary Agreement. Parent and Merger Sub have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Parent which agreement or ruling would have binding effect on Parent after the Closing.

(g)           Neither Parent nor Merger Sub is currently subject to any Liens, other than Liens described in clause (a) of the definition of Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or Merger Sub to pay Taxes.

(h)           Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise, and no material amount of unpaid Taxes of Parent or Merger Sub have been incurred since the date of the Parent Financial Statements, other than in the ordinary course of business of Parent and Merger Sub. Parent and Merger Sub have each used at all times during their existence the accrual method of accounting for income Tax purposes.

(i)            Neither Parent nor Merger Sub is or has been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j)            Neither Parent nor Merger Sub (or any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355 of the Code) in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(k)           Neither Parent nor Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing, in each case, entered into by Parent or Merger Sub; (ii) a disposition by Parent or Merger Sub occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received by Parent or Merger Sub prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used by Parent or Merger Sub prior to Closing); (v) an agreement entered into by or on behalf of Parent or Merger Sub with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions entered into by Parent or Merger Sub or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Parent or Merger Sub attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, (x) any investment in “United States property” (as defined in Code Section 956(c)) made prior to the Closing Date by a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (xi) any gain recognition agreement under Section 367 of the Code. Parent has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)            Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(m)          Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(n)           No Subsidiary of Parent that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(o)           Neither Parent nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.14           Employees; Employee Benefit Plans.

(a)            Other than any officers or as described in Schedule 3.14(a), Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b)           Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability with respect to any Employee Plans.

(c)           The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Parent with respect to employee benefits.

Section 3.15           Contracts. Schedule 3.15 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.16           Affiliate Transactions. Except as described in Schedule 3.16, no Contractual Obligation between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to Parent.

Section 3.17           Litigation. There is no Action pending or, to Parent’s Knowledge, threatened in writing, to which Parent or Merger Sub is a party (either as plaintiff or defendant) or to which its assets are subject, except as would not have, or be reasonably expected to have, a Parent Material Adverse Effect. No allegations of sexual harassment have been made against any officer or director of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.18           Parent Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FWAA.” There is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock under the Exchange Act.

Section 3.19           Brokers. Except as set forth in Schedule 3.19, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, Merger Sub, or any Affiliate thereof in connection with this Agreement, any Ancillary Agreement or the Transactions, and Parent and Merger Sub (and, to the Parent’s Knowledge, the Sponsor) have not entered into any agreement with any Person which will result in the obligation of Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

Section 3.20           Business Activities. Since its respective incorporation, neither Parent nor Merger Sub has conducted any business activities other than activities in connection with its incorporation, Parent’s initial public offering, or directed toward the accomplishment of one or more business combinations.

Section 3.21           Board Approval. The board of directors of each of Parent and Merger Sub (including any required committee or subgroup thereof) has, (a) unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the PIPE Financing, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders, (b) authorized and approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the PIPE Financing, and resolved to recommend the approval and adoption of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, by the Parent Stockholders, and (c) directed that this Agreement be submitted to the Parent Stockholders for their approval and adoption. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.22           Exclusivity of Representations. Except as provided in this Article 3 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, neither Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives have made, or are making, any representation or warranty of any kind or nature expressed or implied, at law or in equity whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (b) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation; and (c) except for the representations and warranties with respect to the Company set forth in Article 2 and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

Article 4
COVENANTS OF THE PARTIES

Section 4.1             Operation of Business by the Company, Parent and Merger Sub.

(a)           Conduct of Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, Parent and Merger Sub shall, except for those actions or omissions (i) set forth in Schedule 4.1(a), (ii) expressly required or permitted by the terms of this Agreement or any Ancillary Agreement, (iii) required by applicable Law, (iv) taken or omitted to be taken as a result COVID-19 Measures, or (v) consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delated), (A) carry on its business in the ordinary course and (B) with respect to the Company, use commercially reasonable efforts to (1) maintain and preserve substantially intact its present business organization, (2) keep available the services of its present officers and key employees and (3) maintain and preserve the assets, properties, goodwill and relationships with Customers, suppliers, partners, distributors, licensors, licensees, and others with which it has material business dealings; provided, however, that no action or failure to take action by the Company of the type specifically addressed by any of the subsections of Section 4.1(b) shall constitute a breach under this Section 4.1(a) by the Company unless such action would constitute a breach of such subsection of Section 4.1(b) applicable to the Company, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions, and no action or failure to take action by Parent or Merger Sub of the type specifically addressed by any of the subsections of Section 4.1(c) shall constitute a breach under this Section 4.1(a) by Parent or Merger Sub unless such action would constitute a breach of such subsection of Section 4.1(c) applicable to Parent or Merger Sub, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions.

(b)           Conduct of Business of the Company. Except for those actions or omissions set forth in Schedule 4.1(b), expressly required or permitted by the terms of this Agreement, required by applicable Legal Requirements, or taken or omitted to be taken as a result of COVID-19 Measures or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do, and shall cause its Subsidiaries not to do, any of the following:

(i)            Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights, other than in the ordinary course of business consistent with past practice;

(ii)             Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of the Company or any Subsidiary under current and enforceable confidentiality agreements;

(iii)            Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest of the Company or its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest of the Company or its Subsidiaries, except transactions in the ordinary course of business consistent with past practice between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(iv)            Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company or its Subsidiaries, other than pursuant to Contractual Obligations in effect as of the date hereof or the net share settlement of any Company Stock Options, Company Warrants or Company RSUs;

(v)            Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to Parent, issue, deliver, sell, authorize, pledge or otherwise encumber, or subject to a Lien (other than a Permitted Lien), or agree to any of the foregoing with respect to, any capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries (in each case, other than Company Stock Options), or subscriptions, rights, warrants or options to acquire any capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue, deliver or sell any such capital stock of the Company or its Subsidiaries or convertible or exchangeable securities (in each case, other than Company Stock Options);

(vi)            Amend, supplement, restate or modify or otherwise terminate any of the Company or its Subsidiaries’ Charter Documents or the Company Voting Agreements;

(vii)           (A) merge, consolidate, combine or amalgamate the Company or its Subsidiaries with any Person or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, except for acquisitions made or entered into that do not exceed $1,000,000 individually or $2,500,000 in the aggregate; provided that (1) financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus, and (2) the Company survives any such acquisition, merger or consolidation;

(viii)          Enter into any joint ventures, strategic partnerships or alliances, or other arrangements or Contracts that provide for exclusivity of territory or otherwise restrict the Company’s or any Subsidiary’s ability to compete or to offer or sell any products or services to other Persons, in each case, other than such arrangements made in the ordinary course of business consistent with past practice;

(ix)             Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(x)              Except for incurrences of indebtedness by the Company or its Subsidiaries (A) under existing credit facilities as set forth in Schedule 2.8(g) or (B) in connection with any acquisition not prohibited pursuant to Section 4.1(b)(vii), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xi)             Other than in the ordinary course of business, (A) increase any benefits under any Employee Plan, (B) grant any severance or termination pay, (C) pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any Person, whose annual compensation exceeds $200,000 in the aggregate, (D) enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan, (E) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider, (F) terminate any officer or employee of the Company and its Subsidiaries whose total annual compensation exceeds or would exceed $200,000, or (G) engage in or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate WARN, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, officer or employee of the Company and its Subsidiaries;

(xii)            Enter into any collective bargaining agreement;

(xiii)           release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Action (whether or not commenced prior to the date of this Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations (A) in the ordinary course of business consistent with past practice, or (B) that are solely monetary in nature, do not individually exceed $500,000 and payments related to such settlements are made prior to the Closing;

(xiv)          Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary, in each case, other than (A) with Customers and other counterparties in the ordinary course of business consistent with past practice or (B) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(xv)           Amend, modify or terminate any Disclosed Contract in a manner that is adverse to the Company (excluding, for the avoidance of doubt, any expiration of any Disclosed Contract pursuant to its terms), other than in the ordinary course of business;

(xvi)          Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xvii)         Make, revoke, amend, or rescind any material Tax elections, execute any waiver of restrictions on assessment or collection of any material amount of Tax, commence, settle, or compromise any claim or assessment in respect of a material amount of Taxes, or change any method of accounting with respect to a material item of income or loss, or annual accounting period, for Tax purposes, prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by Law), fail to pay any material amount of Tax when due (including any material estimated Tax payments), claim any material Tax credits or defer any material Tax payments under any COVID-19 Response Law, or enter into any material Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any Customary Agreement), grant any power of attorney with respect to Taxes, or surrender any right to claim a material Tax refund;

(xviii)        Discontinue any material line of business or any material business operations of the Company and its Subsidiaries;

(xix)            Enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.13) any Affiliate Agreements;

(xx)            Authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Company or its Subsidiaries;

(xxi)           Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xxii)          Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xxi) above.

(c)            Conduct of Business of Parent and Merger Sub. Except for those actions or omissions set forth in Schedule 4.1, expressly required or permitted by the terms of this Agreement, required by applicable Law, or taken or omitted to be taken or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and Merger Sub shall not do any of the following:

(i)              Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(ii)             Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Parent or Merger Sub, other than pursuant to Contractual Obligations in effect as of the date hereof;

(iii)            Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to the Company, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;

(iv)            Amend, supplement, restate or modify or otherwise terminate its Charter Documents;

(v)             Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

(vi)            Except for Parent Borrowings, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii)           Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(viii)          Other than as required by Law or as consistent with ordinary course practices, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, director or officer of Parent or Merger Sub, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(ix)            Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Actions (whether or not commenced prior to the date of this Agreement), other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations that are solely monetary in nature, do not individually exceed $500,000 and payments related to such settlements are made prior to the Closing;

(x)            Make, revoke, amend, or rescind any material Tax elections, execute any waiver of restrictions on assessment or collection of any material amount of Tax, commence, settle, or compromise any claim or assessment in respect of a material amount of Taxes, change any method of accounting with respect to a material item of income or loss, or annual accounting period, for Tax purposes, prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by Law), fail to pay any material Tax when due (including any material estimated Tax payments), claim any material Tax credits or defer any material Tax payments under any COVID-19 Response Law, enter into any material Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any Customary Agreement), grant any power of attorney with respect to Taxes, or surrender any right to claim a material Tax refund;

(xi)            Form or establish any Subsidiary;

(xii)            Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates, other than the (A) payment of salary and benefits, (B) payment of bonuses, and (C) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;

(xiii)           Amend the Trust Agreement or any other agreement related to the Trust Fund;

(xiv)          Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(xv)           Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xvi)          Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(c)(i) through Section 4.1(c)(xv) above.

(d)           No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 4.2            Confidentiality; Access to Premises and Information.

(a)            Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated February 18, 2021 (the “Confidentiality Agreement”), by and between the Company and Parent. The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate (except for Section 23 thereof, which shall remain in full force and effect after the Closing). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b)            Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article 7, the Company will permit Parent, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of the Company and to the premises, properties, books, records (including Tax records of the Company) and contracts of the Company and its Subsidiaries, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements (provided; that, in each such case, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege or Legal Requirement); provided, however, that in exercising access rights under this Section 4.2(b), Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries. The Company will instruct the PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Form S-4; provided that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor; provided further that the Company shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the PCAOB Auditor. Parent will permit the Company and its Representatives, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of Parent and Merger Sub and to the books, records (including Tax records of Parent) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements (subject to the above-referenced reasonable best efforts to provide appropriate access); provided, however, that in exercising access rights under this Section 4.2(b), the Company and the Company’s Representatives will not be permitted to interfere unreasonably with the conduct of business of Parent or Merger Sub. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 6.2(a) or Section 6.3(a), as applicable.

Section 4.3      Exclusivity.

(a)            From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, the Company will not (and will not cause or permit any Subsidiary or its or their Affiliates or Representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to or that could reasonably be expect to lead to, or enter into or consummate any transaction relating to, (i) any merger, sale of the Company’s or its Subsidiaries’ equity interests or a material portion of the Company’s or its Subsidiaries’ assets, or a similar change in control transaction with respect to the Company or any Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Company Transactions”). In addition, the Company will, and will cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Company Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company will promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) (A) notify Parent if the Company or, to the Company’s Knowledge, any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Company Transaction after the execution and delivery of this Agreement, (B) notify Parent of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (C) provide Parent with a description of the material terms and conditions of any such Competing Company Transaction or a copy of such inquiry, proposal, offer or submission (in the case of subsections (B) and (C) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to the date of the Exclusivity Agreement, to which the Company is a party, as determined in good faith by the Company, in which case the Company shall provide such notice to the maximum extent not prohibited). In the event the Company receives an inquiry, proposal, offer or submission with respect to a Competing Company Transaction, the Company shall not, and shall cause its Subsidiaries and Representatives not to, conduct any further discussions with, provide any information to, or enter into negotiations with any Person proposing such Competing Company Transaction. The Company agrees that the rights and remedies for noncompliance with this Section 4.3(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Parent and that money damages would not provide an adequate remedy for such injury.

(b)           From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, Parent and Merger Sub will not (and, subject to the last sentence of this Section 4.3(b), will not cause or permit their respective Affiliates or Representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to or that could reasonably be expect to lead to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Parent or Merger Sub or a material portion of Parent’s assets, or a similar change in control transaction with respect to Parent or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Parent Transactions”); provided, however, that if Parent receives from a third-Person a bona fide acquisition proposal involving Parent, then Parent may engage in discussions with such Person if the failure to do so would constitute a breach of the fiduciary duties of the board of directors of Parent under applicable Law. In addition, Parent will, and will cause Merger Sub and each of its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Parent Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Parent will promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent, Merger Sub or, to Parent’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Parent Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide the Company with a description of the material terms and conditions of or a copy of such inquiry, proposal, offer or submission to the extent not prohibited by any applicable non-disclosure agreement entered into prior to the date of the Exclusivity Agreement, to which Parent is a party, as determined in good faith by Parent, in which case Parent shall provide such notice to the maximum extent not prohibited. Parent agrees that the rights and remedies for noncompliance with this Section 4.3(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Notwithstanding anything to the contrary in this Section 4.3(b), the foregoing shall not restrict Parent’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction by such Affiliates not related to Parent.

Section 4.4      Certain Financial Information. Within thirty (30) days after the end of each fiscal month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month and management commentary on the business performance during such month.

Section 4.5      PCAOB Audit of the Company’s Financial Statements. The Company shall deliver to Parent as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of and for the years ended December 31, 2020 and December 31, 2019 and all notes thereto, accompanied by an unqualified report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Parent after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the Financial Statements for the periods shown, except for such differences that would not constitute a Company Material Adverse Effect. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.

Section 4.6             Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article 6 to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

Section 4.7             HSR Act. If required pursuant to the HSR Act, as promptly as practicable, and in any event within twenty (20) Business Days from the date of this Agreement, Parent and the Company shall each: (a) prepare and file the notification required of it thereunder in connection with the Merger, and (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (i) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (iii) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be borne equally by Parent and the Company. Nothing in this Section 4.7 shall obligate any Affiliate of Parent to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements.

Section 4.8             PIPE Financing and Alternative PIPE Financing.

(a)            Without the prior written consent of the Company, Parent shall not amend, modify, or waive (in whole or in part), or provide consent to amend, modify, waive, or terminate, any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner that would reasonably be expected to adversely affect in any respect the ability of Parent to timely consummate the transactions contemplated by this Agreement, in each case other than any assignment or transfer contemplated therein or expressly permitted thereby. In the event that all conditions in the Subscription Agreements have been satisfied, Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement.

(b)            If all or any portion of the PIPE Financing becomes unavailable, (i) Parent shall use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the Minimum PIPE Amount (any alternative source(s) of financing, “Alternative PIPE Financing”), (ii) in the event that Parent is able to obtain any Alternative PIPE Financing, Parent shall use commercially reasonable efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Parent Class A Common Stock containing terms and conditions not less favorable from the standpoint of Parent and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of Parent and the Company), and (iii) in the case of subsection (i) or (ii), the Company shall (A) furnish or cause to be furnished to any Alternative PIPE Financing sources such information regarding the Company as may be reasonably requested, (B) cause the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Alternative PIPE Financing sources, and (C) prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Alternative PIPE Financing as reasonably requested by Parent. In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Parent may utilize deposits, proceeds or any other amounts from the Trust Fund and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Closing Condition).

Section 4.9             Parent Governing Documents. Immediately prior to the Effective Time, subject to obtaining the approval of the Necessary Stockholder Matters, Parent shall (a) adopt the amended and restated bylaws of Parent, the form of which is attached hereto as Exhibit E (“Parent A&R Bylaws”), and (b) adopt and cause to be filed the Parent A&R Charter with the Delaware Secretary of State, which shall, among other things, change the name of Parent to “SmartRent, Inc.” or such other name substantially similar thereto as agreed to by the Parties.

Section 4.10           Litigation. Prior to the Effective Time, each Party shall provide the other Parties with prompt written notice of all Actions commenced or threatened in writing (including by providing copies of all pleadings with respect thereto) against such Party in connection with this Agreement and the Transactions and keep such other Parties reasonably informed with respect to the status thereof. Parent shall control the defense or prosecution of any Action commenced or threatened against Parent, Merger Sub, or any of their Affiliates (“Parent Litigation”), and Parent shall in good faith consult with counsel to the Company with respect to the defense and prosecution of any Parent Litigation and shall consider in good faith the Company’s advice with respect to the Parent Litigation. For the avoidance of doubt, the release, assignment, compromise, payment, discharge, settlement or satisfaction of any Parent Litigation shall be subject to Section 4.1(c)(ix).

Article 5
ADDITIONAL COVENANTS

Section 5.1             Form S-4; Special Meeting.

(a)            As soon as reasonably practicable following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC and with all other applicable regulatory bodies, a Form S-4 with respect to the shares of Parent Class A Common Stock issuable hereunder, which Form S-4 will contain the proxy statement/prospectus (“Proxy Statement/Prospectus”) to be used for the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (the “Business Combination Proposal”), (ii) the issuance of the Per Share Merger Consideration and the shares of Parent Class A Common Stock issuable pursuant to the PIPE Financing (or any Alternative PIPE Financing) pursuant to applicable Nasdaq listing rules (the “Nasdaq Proposal”), (iii) the election to the board of directors of Parent of the individuals, and for the class of director, each as designated in accordance with Section 5.2, (iv) the adoption of the amended and restated certificate of incorporation of Parent, to be filed immediately after the Effective Time, the form of which is attached hereto as Exhibit D (the “Parent A&R Charter”, and all such proposals necessary to adopt the Parent A&R Charter, the “Charter Proposals”), (v) the adoption of an incentive equity plan of Parent, the form of which shall be agreed to by the Parties and approved by the board of directors of Parent prior to filing the Proxy Statement/Prospectus (“Parent Plan”), (vi) to adjourn the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason, and (vii) the approval of any other proposals reasonably agreed among Parent and the Company (collectively, the “Parent Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). The Business Combination Proposal, Nasdaq Proposal, and Charter Proposals are referred to herein as the “Necessary Stockholder Matters.” Filing fees with respect to the Form S-4 shall be borne equally by Parent and the Company.

(b)           Each Party shall promptly provide to the others all financial and other information as the Company or Parent may reasonably request for the preparation of the Proxy Statement/Prospectus. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will notify the Company promptly after it receives notice: (i) of the time when the preliminary Proxy Statement/Prospectus has been filed; (ii) if applicable, that the preliminary Proxy Statement/Prospectus is not being reviewed by the SEC; (iii) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, of receipt of oral or written notification of the completion of the review by the SEC; (iv) of the filing of any supplement or amendment to the Proxy Statement/Prospectus; (v) of any request by the SEC for amendment of the Proxy Statement/Prospectus; (vi) of any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (vii) of requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)            As soon as practicable following the SEC declaring the Form S-4 effective (the “SEC Approval Date”), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement and (iii) hold the Special Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting, (A) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, (B) in order to solicit additional proxies from Parent Stockholders for purposes of obtaining approval of the Necessary Stockholder Matters, or (C) with the consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, provided that in the event of a postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Notwithstanding anything to the contrary in this Agreement, Parent will not be required to convene and hold the Special Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement/Prospectus to Parent Stockholders.

(d)            Parent and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the DGCL, as applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent and the Company shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent Stockholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus). If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Form S-4 and the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

(e)            Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any change in Parent’s board of directors’ recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement/Prospectus, regardless of whether or not there shall have occurred any change in Parent’s board of directors’ recommendation.

(f)            Notwithstanding anything to the contrary herein, all filings and communications contemplated by this Section 5.1 shall be subject to the procedural protections and other provisions contemplated by Section 5.4 in all respects.

Section 5.2             Directors and Officers of Parent after the Transactions.

(a)            Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall be comprised of seven (7) directors, at least a majority of whom shall meet the Nasdaq director independence requirements and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:

(i)              Lucas Haldeman, who shall be appointed as Chairman; and

(ii)             The Company shall designate the remaining six (6) directors, two (2) of whom shall be subject to the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and shall meet Nasdaq director independence requirements (each, a “Company Designee”).

(b)           Within thirty (30) days after the date hereof, the Company shall provide to Parent a list of such Party’s director designees pursuant to Section 5.2(d). The board of directors of Parent will be divided into three classes, with the term of service of the Class I directors expiring at the annual meeting of Parent Stockholders to be held in 2022, the term of service of the Class II directors expiring at the annual meeting of Parent Stockholders to be held in 2023, and term of service of the Class III directors expiring at the annual meeting of Parent Stockholders to be held in 2024.

(c)            If any Person so designated by the Company pursuant to Section 5.2(a) is unable to serve or is not duly elected by the Parent Stockholders at the Special Meeting, the Company shall designate a successor.

(d)            Parent and the Company shall take all necessary action such that the Persons set forth on Schedule 5.2(d) are appointed as the initial officers of Parent immediately following the Effective Time.

(e)            Except as otherwise agreed in writing by the Company and Parent prior to the Closing, Parent shall take all necessary action so that all of the members of the board of directors of and all officers of Parent and Merger Sub resign effective as of the Closing, unless such director is nominated pursuant to Section 5.2(a) and duly elected at the Special Meeting or such officer is included on Schedule 5.2(e) (collectively, the “D&O Resignation Letters”).

Section 5.3             Public Announcements.

(a)           As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b)           Promptly after the execution of this Agreement, Parent and the Company will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c)            Prior to Closing, Parent and the Company shall prepare a Current Report on Form 8-K to be filed by Parent announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually-agreed joint press release announcing the consummation of the Transactions (“Closing Press Release”). Following the Closing, Parent shall issue the Closing Press Release. As soon as practicable following the Closing, Parent shall file the Closing Form 8-K with the SEC.

(d)           Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities (including the PIPE Financing) and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent expressly provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3; and (v) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

Section 5.4             Required Information.

(a)            In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 4.7 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions or otherwise, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company (other than regularly released factual business information of the Company) (each, a “Reviewable Document”), and for such other reasonable purposes, each of Parent and the Company shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

(b)           At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)            Any express language included in a Reviewable Document, following its filing, issuance or submission, may be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)           Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

Section 5.5             Standstill. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by securities Laws on a Person possessing material nonpublic information about a publicly traded company. Neither the Company nor its directors and officers, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the Effective Time without the written consent of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such securities Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.6             No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) it has read Parent’s Final Prospectus and understands that Parent has established the Trust Fund for the benefit of Parent and its public stockholders and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Class A Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for itself and the Company Stockholders, directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7            Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in Article 6, as applicable, will not be satisfied or (b) would require any amendment or supplement to the Form S-4 or Proxy Statement/Prospectus; provided that the delivery of any notice pursuant to this Section 5.7 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Disclosure Schedules.

Section 5.8            Securities Listing. Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock listed for trading on Nasdaq from the date hereof and through the Closing. Parent and the Company will use reasonable best efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock following the Closing in satisfaction of applicable Nasdaq listing rules.

Section 5.9             Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)            All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors, managers, officers, employees, fiduciaries, and agents of the Company and Parent (each, a “D&O Indemnified Person”) under applicable Legal Requirement or as provided in the respective Charter Documents of the Company and Parent, or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive and shall continue in full force and effect in accordance with their terms for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Parent A&R Charter and Parent A&R Bylaws shall contain provisions with respect to indemnification, exculpation, and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in Parent’s Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under Legal Requirements.

(b)           For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corporation shall indemnify each present (as of immediately prior to the Closing Date) D&O Indemnified Person pursuant to the Parent A&R Charter and Parent A&R Bylaws and applicable Law.

(c)           For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving Corporation to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors in a manner that would adversely affect the rights of any D&O Indemnified Person (unless required by any Legal Requirement), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.

(d)           Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Parent D&O Tail”). The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance.

(e)           Upon the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Company D&O Tail”). The cost of such policy shall be borne by the Company. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(f)            If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9, unless assumed by operation of law.

(g)           The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of each of the D&O Indemnified Persons.

Section 5.10           Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article 6 and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with a trust termination and instruction letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). The Trust Termination Letter shall instruct Continental to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (the “Parent Share Redemption Amount”), (b) to the payment of Taxes due and payable prior to Closing, (c) to the payment of the unpaid Company Transaction Expenses as of the Closing Date, (d) to the payment of the unpaid Parent Transaction Expenses as of the Closing Date, and (e) to all other payments as mutually agreed upon by Parent and the Company, with all funds remaining after the foregoing payments to be distributed to Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11           Expenses. Except as otherwise expressly provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Transactions; provided, that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and Parent shall pay, or cause to be paid, all Parent Transaction Expenses, and (b) if the Closing shall occur, then Parent shall make, or cause to be made, the payments contemplated by Section 5.10 from the Trust Fund; provided, that any unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director.

Section 5.12          Certain Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing solely in cash.

Section 5.13           Affiliate Agreements. Prior to Closing, the Company shall terminate (in form and substance reasonably satisfactory to Parent) each Affiliate Agreement set forth on Schedule 5.13.

Section 5.14           Company Stockholder Approval. As promptly as practicable after the SEC Approval Date, the Company shall deliver the Form S-4 to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval by way of a consent solicitation. The Company shall, through its board of directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby. The Company shall promptly deliver to Parent a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of the written consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.

Section 5.15           Registration Rights Agreement. At or prior to the Closing, Parent shall amend and restate that certain Registration Rights Agreement dated as of February 4, 2021 by and among Parent and the investor parties thereto (as amended and restated, the “A&R Registration Rights Agreement”), the form of which is set forth as Exhibit F hereto, pursuant to which, among other things, Parent will register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, or lock-up provisions which may apply, the shares of Parent Class A Common Stock held by those Persons set forth on Schedule 5.15.

Section 5.16           Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan. As soon as practicable following the date that is sixty (60) days after the Closing, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Class A Common Stock issuable pursuant to the Parent Plan, which shall include a number of shares of Parent Class A Common Stock at least equal to the number of shares of Parent Class A Common Stock that will be subject to Substitute Options, Substitute Warrants and Substitute RSUs as a result of the actions contemplated by Section 1.3(c), Section 1.3(d) and Section 1.3(e) of this Agreement. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

Section 5.17           Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.18           Closing Financing Certificates.

(a)            Not more than two (2) Business Days prior to the Closing (if practicable), Parent shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Parent Financing Certificate”) setting forth the (i) Parent Share Amount, (ii) Parent Share Redemption Amount, (iii) unpaid Parent Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (iv) expected aggregate gross purchase price to be received by Parent upon the closing of the PIPE Financing (or any Alternative PIPE Financing), and (v) amount of cash available in the Trust Fund at the Closing prior to giving effect to the disbursements contemplated in Section 5.10.

(b)       Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate” and together with the Parent Financing Certificate, the “Financing Certificates”) setting forth the (i) unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (ii) Exchange Ratio, (iii) Applicable Conversion Price, (iv) number of Substitute Options to be issued by Parent to holders of Company Stock Options, (v) number of Substitute Warrants to be issued by Parent to the holders of Company Warrants, and (vi) number of Substitute RSUs to be issued by Parent to the holders of Company RSUs.

(c)       Each of the Financing Certificates delivered pursuant to this Section 5.18 will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Parent and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s Financing Certificates so delivered. Each of Parent and the Company will cooperate in the other’s review of the delivered Financing Certificates, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Parent and the Company will cooperate reasonably to revise the Financing Certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Parent shall make the final determination of the amounts included in the Parent Financing Certificate.

Section 5.19      Tax Matters.

(a)       Certificate. The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, and that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification for Parent to provide to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)       Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, including, for the avoidance of doubt, such information and assistance as is reasonably necessary for preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any Tax liability of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in their possession relating to Tax matters with respect to the Company and its Subsidiaries for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other Party.

(c)       Transfer Taxes. Parent shall be responsible for and shall pay from the Trust Fund all local, non-U.S. or other sales, use, value-added, real property transfer, stamp, documentary, filing, recordation and other similar transfer taxes and related fees that may be imposed or assessed as a result of the Merger, together with any interest, additions or penalties with respect thereto(“Transfer Taxes”). For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Merger.

Section 5.20       Section 280G. To the extent Parent and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Parent for its review and comment prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by Parent. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section 5.20 and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Article 6
CONDITIONS

Section 6.1         Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all Parties:

(a)        No Order. No Order shall be in effect by any Governmental Authority which prohibits consummation of any of the Transactions.

(b)        Form S-4. The Form S-4, including the Proxy Statement/Prospectus, shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(c)        Necessary Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Necessary Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.

(d)        Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e)         Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

(f)         HSR Act. All specified waiting periods under the HSR Act shall have expired or been terminated.

(g)        Nasdaq Listing. The Parent Class A Common Stock shall have been approved for listing on Nasdaq as of the Closing Date, subject only to the requirement to have a sufficient number of round lot holders pursuant to the Nasdaq listing rules.

Section 6.2         Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)        Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 2.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except for de minimis inaccuracies; (ii) set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Subsidiaries), Section 2.3 (Power and Authorization), Section 2.4 (Authorization of Governmental Authorities), Section 2.5 (Non-contravention), and Section 2.24 (Brokers) (collectively, the “Fundamental Company Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Company Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer that, to the Company’s Knowledge, the conditions set forth in this Section 6.2(a) have been fulfilled as of the Closing Date (“Company Closing Certificate”).

(b)       Performance. The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

(c)       Good Standing Certificate. Parent shall have received a certificate of good standing of the Company from its jurisdiction of incorporation or formation.

(d)       No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

Section 6.3         Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)        Representations and Warranties. The representations and warranties of the Parent and Merger Sub (i) set forth in Section 3.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), in each case except for de minimis inaccuracies; (ii) set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Power and Authorization), Section 3.4 (Authorization of Governmental Authorities), Section 3.5 (Non-contravention) and Section 3.19 (Brokers) (collectively, the “Fundamental Parent Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Parent Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Parent and Merger Sub by an authorized officer of Parent that, to Parent’s Knowledge, the conditions set forth in this Section 6.3(a) have been fulfilled as of the Closing Date (“Parent Closing Certificate”).

(b)       Performance. Each of Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c)       Good Standing Certificate. The Company shall have received certificates of good standing of Parent and Merger Sub from its jurisdiction of incorporation or formation.

(d)       No Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement, and the Parent Closing Certificate shall include a provision to such effect.

(e)       Available Funds. The funds contained in the Trust Fund, after making the disbursement described in Section 5.10(a), together with the proceeds to be received by Parent at the closing of the PIPE Financing (or any Alternative PIPE Financing), shall equal or exceed $250,000,000 (the “Minimum Cash Closing Condition”).

Article 7
TERMINATION

Section 7.1        Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)       by mutual written consent of Parent and the Company;

(b)       by either Parent or the Company if the Closing has not occurred on or before 5:00 p.m. ET on the eight (8) month anniversary of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to (i) Parent if Parent is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (ii) the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, further, that if the Necessary Stockholder Matters are approved prior to the Termination Date, the Termination Date shall be automatically extended by thirty (30) days;

(c)       by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable; provided that, neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Legal Requirement or injunction and such action or failure to perform constitutes a breach of this Agreement;

(d)       by either Parent or the Company if the Special Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Parent Stockholders have duly voted, and any of the Necessary Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents;

(e)       by Parent if the Company has not received the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Charter Documents within fifteen (15) days following the SEC Approval Date;

(f)        by the Company if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; provided, that if such breach is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder; or

(g)       by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder; or

(h)       by Parent if the Company has not delivered the PCAOB Audited Financial Statements by May 17, 2021;

provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 7.2        Notice of Termination; Effect of Termination.

(a)       Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b)       In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and Article 8 (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for (i) any willful and intentional breach of any covenant or agreement set forth in this Agreement by such Party occurring prior to such termination or (ii) such Party’s Actual Fraud.

Article 8
MISCELLANEOUS

Section 8.1        Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or delivered by e-mail. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon electronic delivery confirmation thereof if delivered by e-mail, or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

SmartRent.com, Inc.
18835 N. Thompson Peak Parkway
Scottsdale, AZ 85255
Attention:   Lucas Haldeman
Email:   lucas@smartrent.com

with a copy (which will not constitute notice) to:

DLA Piper LLP
2525 East Camelback Road
Esplanade II, Suite 1000
Phoenix, AZ 85016

Attention:	David Lewis Kevin Criddle

Email:	david.lewis@dlapiper.com kevin.criddle@dlapiper.com

If to Parent (or to the Company after the Closing), to:

Fifth Wall Acquisition Corp. I
6060 Center Drive, 10th floor
Los Angeles, CA 90045
Attention: Brendan Wallace, Chief Executive Officer
Email:   brendan@fifthwall.com

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166

Attention:	Eduardo Gallardo

Evan	M. D’Amico

Christopher	D. Dillon

Email:	egallardo@gibsondunn.com edamico@gibsondunn.com

cdillon@gibsondunn.com

Each of the Parties to this Agreement may specify a different address, or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.

Section 8.2        Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein (including Section 5.9 and Section 8.14), this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.9.

Section 8.3        Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 8.4         Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including the Exclusivity Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 8.5        Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 8.6        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 8.7        Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.8        Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a)       Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (the “Delaware Courts”), for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim or objection that it is not subject personally to the jurisdiction of the Delaware Courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the Delaware Courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the Delaware Courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the Delaware Courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the Delaware Courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of the Delaware Courts.

(b)       Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the Delaware Courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of the Delaware Courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)       Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d)       WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS, CLAIMS, DEMAND OR CAUSES OF ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.9        Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms or otherwise breach such provisions. Each of the Parties hereto acknowledges and agrees that (a) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond or undertaking and without proof of damages, this being in addition to any other remedy to which such other Parties are entitled under the Law or in equity and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security or undertaking and without proof of damages in connection with any such injunction.

Section 8.10      Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, (a) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”, (b) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (c) words importing the singular shall also include the plural and vice versa, (d) the word “or” is disjunctive but not necessarily exclusive, (e) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (f) the word “day” means calendar day unless Business Day is expressly specified; and (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives.

Section 8.11      Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

Section 8.12      Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 7.2(b), or (b) in the case of claims against a Person in respect of such Person’s Actual Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time, except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article 8.

Section 8.13      Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Actual Fraud:

(a)       Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action (whether in contract or in tort, in law or in equity or granted by statute) based upon, be in respect of, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b)       No Person (other than the Company, Parent, or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 8.14      Legal Representation.

(a)       Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Fifth Wall Group”), on the one hand, and (ii) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), that represented Parent or a member of the Fifth Wall Group prior to the Closing may represent any member of the Fifth Wall Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the Fifth Wall Group. Neither Parent nor the Company shall seek to or have Gibson Dunn disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Fifth Wall Group by Gibson Dunn. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Fifth Wall Group, on the one hand, and Gibson Dunn, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Fifth Wall Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(b)       Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (ii) Parent and/or any member of the Fifth Wall Group, on the other hand, any legal counsel, including DLA Piper LLP (“DLA”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have DLA disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by DLA. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(c)       The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Gibson Dunn or DLA are entitled whether pursuant to law, contract or otherwise.

(d)       This Section 8.14 is intended for the benefit of, and shall be enforceable by, the Fifth Wall Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived, or modified without the prior written consent of Gibson Dunn or DLA, as applicable.

Section 8.15      Disclosure Schedules and Exhibits. The Company Schedules, Parent Schedules and other Schedules contemplated by this Agreement (collectively, the “Disclosure Schedules”) shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the corresponding section of the Agreement and any other sections of the Agreement to the extent that it is reasonably foreseeable on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is also applicable to such other sections of the Agreement (notwithstanding the absence of a specific cross-reference). The inclusion of any matter, fact, information, or circumstance in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment or otherwise imply that such matter, fact, information, or circumstance is required to be listed in the Disclosure Schedules in order for any representation or warranty or covenant in the Agreement to be true and correct, or that any such matter, fact, information or circumstance is material (or not material) to or outside (or in) the ordinary course of business of the disclosing party or any of its or Subsidiaries or that any such matter, fact, information, or circumstance is above or below any specified threshold, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:

FIFTH WALL ACQUISITION CORP. I

By:	/s/ Brendan Wallace
Name: Brendan Wallace
Title: Chief Executive Officer

COMPANY:

SMARTRENT.COM,INC.

By:	/s/ Lucas Haldeman
Name: Lucas Haldeman
Title: Chief Executive Officer

MERGER SUB:

EINSTEIN MERGER CORP. I

By:	/s/ Brendan Wallace
Name: Brendan Wallace
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Appendix A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, demand, examination, hearing, claim, charge, complaint or investigation (in each case, whether civil, criminal or administrative and whether public or private), at law or in equity, pending or brought by or before any Governmental Authority or arbitrator.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article 2 (with respect to the Company) or Article 3 (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly, controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, and the terms “controlled” and “control” have meanings correlative thereto.

“Ancillary Agreements” means the Certificate of Merger, Sponsor Agreement, Support Agreements, Lock-Up Agreements, A&R Registration Rights Agreement, Parent Plan, the Parent Financing Certificate, the Company Financing Certificate, the D&O Resignation Letters, the Subscription Agreements, and Alternative Subscription Agreements.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the UK Bribery Act of 2010, and any other Legal Requirement in any jurisdiction in which the Company or its Subsidiaries conducts business or provides or offers goods or services which (a) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (b) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Applicable Conversion Price” means the Series C Conversion Price with respect to the Series C Preferred Stock, the Series C-1 Conversion Price with respect to the Series C-1 Preferred Stock, the Series B Conversion Price with respect to the Series B Preferred Stock, the Series B-1 Conversion Price with respect to the Series B-1 Preferred Stock, the Series A Conversion Price with respect to the Series A Preferred Stock, and the Series Seed Conversion Price with respect to the Series Seed Preferred Stock.

“Applicable Original Issue Price” means the Series C Original Issue Price with respect to the Series C Preferred Stock, the Series C-1 Original Issue Price with respect to the Series C-1 Preferred Stock, the Series B Original Issue Price with respect to the Series B Preferred Stock, the Series B-1 Original Issue Price with respect to the Series B-1 Preferred Stock, the Series A Original Issue Price with respect to the Series A Preferred Stock, and the Series Seed Original Issue Price with respect to the Series Seed Preferred Stock.

“Associated Person” means, in relation to the Company or its Subsidiaries, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company or its Subsidiaries.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Business Systems” means all Software (including Company Services and Company Source Code), computer hardware (whether general or special purpose), electronic data processing information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer system, including any outsourced systems and processes that are owned or used by the Company or any Subsidiary in the conduct of its business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“Closing Date” means the date on which the Closing actually occurs.

“Company Common Stock” means the Common Stock of the Company, $0.00001 par value per share.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned or purported to be owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the Transactions; provided that, in the case of clause (a) only, no change, event, occurrence or effect to the extent resulting from or arising out of any of the following shall be deemed to constitute a Company Material Adverse Effect or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, in each case, first introduced after the date hereof, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), or acts of God, (iv) changes attributable to the public announcement of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 2.5 to the extent that its purpose is to address the consequences resulting from the public announcement of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (v) COVID-19 Measures, (vi) any failure, in and of itself, to meet any projections after the date hereof (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition) or (vii) any action expressly required to be taken or expressly required to be omitted to be taken pursuant to this Agreement (except for Section 4.1); provided, however, in the case of clauses (i) through (iii) and (v), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which they operate to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the business and industries in which they operate.

“Company Preferred Stock” means the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock of the Company.

“Company Services” means the products or services that as of the date of this Agreement are commercially marketed, licensed, sold, or distributed by the Company or any Subsidiary.

“Company Source Code” means software source code or algorithms to the Company Services that were authored by or on behalf of the Company or any Subsidiary.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Company and its Subsidiaries paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, but not limited to: (a) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) 50% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (c) 50% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (d) the Company D&O Tail, (e) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (d) all payments by the Company or any of its Subsidiaries to obtain any third-party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements, and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or any of its Subsidiaries pursuant to this Agreement or any Ancillary Agreement.

“Company’s Knowledge” and similar formulations mean that one or more of Lucas Haldeman, Jon Wolter, Demetrios Barnes, Mitch Karren, Isaiah DeRose-Wilson, C.J. Edmonds and Heather Auer has actual knowledge of the fact or other matter at issue, assuming reasonable due inquiry.

“Consents” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Contractual Obligation” or “Contracts” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, sublicense or other commitment, understanding or arrangement, whether written or oral.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and mutations, variations or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Legal Requirement, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19, including any COVID-19 Response Law, (b) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (i) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (ii) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (iii) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law, or (c) any change, event, occurrence or effect of any of the matters contemplated by clause (a) or (b) of this definition.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the FFCRA, the presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses the COVID-19 pandemic and associated economic downturn.

“Customers” means all Persons to which the Company or any Subsidiary provides products or services.

“Economic Sanctions Laws” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (whether or not subject to ERISA), (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Environmental Laws” means any Legal Requirement relating to (a) releases of Hazardous Substances, (b) pollution, protection, or restoration of the environment or natural resources, (c) the handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (d) human exposure to Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act (as it relates to human exposure to Hazardous Substances), Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Total Share Consideration divided by (b) the aggregate issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including, without duplication, the number of shares of Company Common Stock issuable pursuant to the Company Preferred Stock Conversion, the shares of Company Common Stock issuable upon the exercise of all Company Stock Options, the shares of Company Common Stock underlying the Company Warrants (assuming net exercise of the outstanding Company Warrants), and the shares of Company Common Stock underlying the Company RSUs.

“Exclusivity Agreement” means that certain non-binding letter of intent entered into by and between the Company and Parent, dated March 18, 2021.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

“FFCRA” means the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Final Prospectus” means Parent’s Final Prospectus dated February 4, 2021.

“Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of the shares of Parent Class A Common Stock to be issued in the Merger and PIPE Financing.

“Governmental Authority” means any (i) government of any nation, state, city, locality, municipality or other political subdivision thereof, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency or entity and any court or other tribunal) or (c) any entity exercising or entitled to exercise any executive, legislative, judicial, police, taxing, regulatory or administrative functions of or pertaining to government, including any arbitral tribunal (public or private) or commission.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (d) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (e) with respect to the Company and its Subsidiaries, any and all liabilities for amounts that any Group Company has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (f), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such Legal Requirements, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Insider” means any individual Person who is an officer, director, or employee of a Party.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof; (b) all trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information; (c) copyrights and all other rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished; (d) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks and other indicia of origin together with the goodwill associated with any of the foregoing; (e) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (f) all rights to uniform resource locators, web site addresses and domain names; (g) any similar, corresponding or equivalent rights to any of the foregoing; and (h) any registrations of or applications to register any of the foregoing.

“Legal Requirement” or “Law” means any federal, state or local, foreign, national or supranational or other law, act, statute, treaty, constitution, principle of common law, resolution, standard, ordinance, decree, permit, authorization, code, rule or regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Authority having jurisdiction over a given matter, as well as any Order.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Licensed Intellectual Property Rights” means the Intellectual Property Rights owned by third parties that are licensed to the Company or its Subsidiaries pursuant to a Contact to which Company or its Subsidiary is a party.

“Lien” means any mortgage, pledge, lien, security interest, encumbrance, financing statement, license or sub-license, attachment, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar Lien (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means Software or other material that is distributed under a license identified as an open source license by the Open Source Initiative (www.opensource.org) or Software distributed as “free software,” or under similar licensing or distribution terms (including the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company or its Subsidiaries means actions taken by the Company or a Subsidiary that are consistent with the past usual day-to-day customs and practices of such entity in the ordinary course of operations of the business.

“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B common stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of Parent and Merger Sub, taken as a whole (provided, that with respect to this clause (a), no change, event, occurrence or effect to the extent resulting from or arising out of any of the changes, events, occurrences or effects described in clauses (i) through (vii) of the definition of Company Material Adverse Effect (which shall apply as to Parent, mutatis mutandis) shall be deemed to constitute a Parent Material Adverse Effect or be taken into account in determining whether there has been a Parent Material Adverse Effect), or (b) the ability of Parent and Merger Sub to timely consummate the Transactions.

“Parent Preferred Stock” means the preferred stock of Parent.

“Parent Share Amount” means the number of shares of Parent Class A Common Stock outstanding at the Closing, after giving effect to the number of shares of Parent Class A Common Stock redeemed in connection with the Closing pursuant to Parent’s Charter Documents, but before the issuance of the Per Share Merger Consideration.

“Parent Securities” means the Parent Common Stock and Parent Preferred Stock.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including, but not limited to: (a) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, investor relations and public relations consultants, and other advisors and service providers (including any deferred underwriting commissions due to the underwriters of Parent’s initial public offering pursuant to the Underwriting Agreement dated as of February 4, 2021), (b) the fees incurred in connection with the PIPE Financing or Alternate PIPE Financing and/or any other third-party financing pursuant to Section 4.8 (including any backstop commitment or debt financing), including all commitment fees, commissions, original issue discounts or other fees, costs and expenses, (c) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by in connection with the consummation of the Transactions, including Parent Borrowings, (d) 50% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (e) 50% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (f) the Parent D&O Tail, (g) Transfer Taxes for which Parent is liable pursuant to Section 5.19(c), and (h) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any Ancillary Agreement. For the avoidance of doubt, Parent Transaction Expenses shall exclude indebtedness for borrowed money other than Parent Borrowings.

“Parent’s Knowledge” and similar formulations mean that one or more of Brendan Wallace, Andriy Mykhaylovskyy and Vik Chawla has actual knowledge of the fact or other matter at issue, assuming reasonable due inquiry and investigation.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

“Permits” means, with respect to any Person, any approval, waiver, consent, clearance, registration, certificate, license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Lien” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which sufficient reserves have been established in accordance with U.S. GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company, (d) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (e) purchase money security interests and other vendor security for the unpaid purchase of goods and Liens securing rental payments under capital lease arrangements that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (f) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (g) Liens on tangible assets that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course of business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Stock, Company Preferred Stock, Company Stock Options, Company Warrants or Company RSUs immediately prior to the Effective Time.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, agents, managers, consultants, accountants, advisors and other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series Seed Conversion Price” means $1.00 per share of Series Seed Preferred Stock.

“Series Seed Original Issue Price” means $1.00 per share of Series Seed Preferred Stock.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.00001 per share.

“Series A Conversion Price” means $1.1011 per share of Series A Preferred Stock.

“Series A Original Issue Price” means $1.1011 per share of Series A Preferred Stock.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.00001 per share.

“Series B Conversion Price” means $6.2209 per share of Series B Preferred Stock.

“Series B Original Issue Price” means $6.2209 per share of Series B Preferred Stock.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.00001 per share.

“Series B-1 Conversion Price” means $4.9767 per share of Series B-1 Preferred Stock.

“Series B-1 Original Issue Price” means $4.9767 per share of Series B-1 Preferred Stock.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock of the Company, par value $0.00001 per share.

“Series C Conversion Price” means $10.4236 per share of Series C Preferred Stock.

“Series C Original Issue Price” means $10.4236 per share of Series C Preferred Stock.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.00001 per share.

“Series C-1 Conversion Price” means $10.0223 per share of Series C-1 Preferred Stock.

“Series C-1 Original Issue Price” means $10.0223 per share of Series C-1 Preferred Stock.

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company, par value $0.00001 per share.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, tariffs, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, amounts due under any escheat or unclaimed property Law, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether or not disputed, and including any amounts resulting from the failure to file any Tax Return.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority (or required to be provided to a payee), including any schedule or attachment thereto, and including any amendment thereof.

“Total Share Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) $1,576,783,000 divided by (b) $10.00.

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the PIPE Financing, the execution, delivery and performance of the Ancillary Agreements, and the payment of fees and expenses relating to such transactions.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

Exhibit A

FORM OF SPONSOR AGREEMENT

This SPONSOR AGREEMENT (the “Sponsor Agreement”), dated as of April 21, 2021, is entered into by and between Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), each of the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each, a “Holder”), and SmartRent.com, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Agreement, Parent, the Company, and Einstein Merger Corp. I, a Delaware corporation and a wholly owned subsidiary of Parent, will enter into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Sponsor and each Holder has agreed to waive certain of its anti-dilution and conversion rights; and

WHEREAS, Sponsor has agreed to certain transfer restrictions with respect to the Founder Shares, subject to the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a)	“Founder Shares” means the 8,625,000 shares of Parent Class B Common Stock owned beneficially and of record by the Sponsor as of the date hereof (and any shares of Parent Class A Common Stock issuable upon conversion thereof).

(b)	“Letter Agreement” means that certain Letter Agreement, dated February 4, 2021, between Sponsor, the Holders and Parent.

(c)	“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

A-1

(d)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.	Waiver. Immediately prior to, and conditioned upon, the Effective Time, Sponsor and each Holder shall, automatically and without any further action by Sponsor, any Holder or Parent, irrevocably waive its respective rights under the anti-dilution and conversion provisions of clause (iv) of Section B of Article IV of the Amended and Restated Certificate of Incorporation of Parent, dated December 18, 2020 (the “Parent Charter”), with respect to each share of Parent Class B Common Stock held by Sponsor or such Holder as of the date hereof, and such shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Parent Class A Common Stock on a one-for-one basis as provided in clause (iii) of Section B of Article IV of the Parent Charter at the Effective Time.

3.	Lock-Up.

(a)	Sponsor hereby agrees that, notwithstanding anything to the contrary in the Letter Agreement or otherwise:

(i)	with respect to 3,450,000 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the first anniversary of the Closing Date; provided, that, if the closing price of the Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(i)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property;

(ii)	with respect to 2,587,500 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the second anniversary of the Closing Date; provided, that if the volume weighted average price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(ii)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property; and

(iii)	with respect to 2,587,500 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the third anniversary of the Closing Date; provided, that if the volume weighted average price of the Parent Class A Common Stock equals or exceeds $17.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(iii)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

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(b)	Notwithstanding the provisions set forth in Section 3(a), Transfers of the Founder Shares that are held by the Sponsor, or any of its permitted transferees (that have complied with this Section 3(b)), are permitted (i) to any employees, officers, directors, or members of the Sponsor, Parent or their respective Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or Sponsor’s limited liability company agreement upon dissolution of Sponsor; or (vi) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must, as a condition precedent to such transfer, execute a joinder to this Agreement (in a form reasonably accept to Parent and, if prior to the Effective Time, the Company) agreeing to be bound by the transfer restrictions herein.

(c)	Stop transfer orders shall be placed against the Founder Shares, and each certificate or book entry position statement evidencing any Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of this Section 3.

4.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof that (a) Sponsor (i) is the beneficial and record owner of the Founder Shares set forth opposite its name on Exhibit A hereto, (ii) is duly organized, validly existing and in good standing under the laws of Delaware, (iii) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (b) the execution and delivery of this Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (c) this Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

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5.	Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof that (a) such Holder is the beneficial and record owner of the number of shares of Parent Class B Common Stock set forth opposite such Holder’s name on Exhibit A hereto, (b) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, and (c) this Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Such Holder enforceable against it in accordance with its terms.

6.	Entire Agreement. This Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Effective Time, the Company).

7.	Successors and Assigns. No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor its successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Sponsor Agreement in the form reasonably acceptable to Parent.

8.	Third Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.	Counterparts. This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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10.	Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail.

11.	Termination. This Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Effective Time.

12.	Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

13.	Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Effective Time, the Company).

14.	Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.	Governing Law. This Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction; Venue; Service of Process; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement as of the date first written above.

FIFTH WALL ACQUISITION CORP. I

Name:	Brendan Wallace
Title:	Chief Executive Officer

SMARTRENT.COM, INC.

Name:	Lucas Haldeman
Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

FIFTH WALL ACQUISITION SPONSOR, LLC

Name: Brendan Wallace
Title: Manager

Victor J. Coleman

Alana Beard

Wisdom Lu

Angela C. Huang

[Signature Page to Sponsor Agreement]

Exhibit B

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2021, is entered into by and among Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), and each of the stockholders of the Company (as defined below) set forth on Schedule A hereto (the “Supporting Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Einstein Merger Corp. I, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (the “Company”), propose to enter into, simultaneously herewith, a Merger Agreement (the “Merger Agreement”), a copy of which has been made available to the Supporting Holders, which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, (b) immediately prior to, and conditioned upon, the effective time of the Merger, the holders of Company Preferred Stock (as defined below) will effect a conversion (the “Company Preferred Stock Conversion”) of all of the Company Preferred Stock to Company Common Stock (each as defined below), in accordance with the terms of the Merger Agreement and Section 5.1 of the Company’s Second Amended and Restated Certificate of Incorporation (the “Company Charter”), and (c) shares of common stock of Parent, par value $0.0001 (“Parent Common Stock”), shall be issued by Parent to holders of Company Common Stock (together with the holders of converted Company Preferred Stock) in consideration thereof;

WHEREAS, as of the date hereof, the Supporting Holder is the sole record owner and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over (a) the number of shares of Common Stock of the Company, par value $0.00001 per share (“Company Common Stock”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Shares of Company Common Stock” and (b) the number of shares of (i) Series Seed Preferred Stock of the Company, par value $0.00001 per share (“Series Seed Preferred Stock”), (ii) Series A Preferred Stock of the Company, par value $0.00001 per share (“Series A Preferred Stock”), (iii) Series B Preferred Stock of the Company, par value $0.00001 per share (“Series B Preferred Stock”), (iv) Series B-1 Preferred Stock of the Company, par value $0.00001 per share (“Series B-1 Preferred Stock”), (v) Series C Preferred Stock of the Company, par value $0.00001 per share (“Series C Preferred Stock”) and (vi) Series C-1 Preferred of the Company, par value $0.00001 per share (“Series C-1 Preferred Stock”) (collectively, “Company Preferred Stock”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Shares of Company Preferred Stock” (all such shares of Company Common Stock specified on Schedule A under the column heading “Number of Shares of Company Common Stock” shall be referred to herein as the Supporting Holder’s “Subject Common Shares”, all such shares of Company Preferred Stock specified on Schedule A under the column heading “Number of Shares of Company Preferred Stock” shall be referred to herein as the Supporting Holder’s “Subject Preferred Shares,” and the Supporting Holder’s Subject Common Shares and Subject Preferred Shares and any other shares of Company Common Stock or Company Preferred Stock the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent to enter into the Merger Agreement, the Supporting Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

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Article I
AGREEMENT TO VOTE SUBJECT SHARES

1.1               Voting of Subject Shares. Each Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event not later than five (5) Business Days after the Form S-4 is declared effective by the SEC, the Supporting Holders shall deliver to Parent and the Company a written consent in the form attached hereto as Exhibit A (the “Written Consent”) voting all of the Subject Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (including the Merger and the Company Preferred Stock Conversion). The Supporting Holders covenant and agree that, prior to the termination of this Agreement, the Supporting Holders will at any meeting of the stockholders of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company (whenever presented), cause the Subject Shares to be voted (including via proxy) (a) in favor of the Merger and the transactions contemplated by the Merger Agreement (including the Company Preferred Stock Conversion), including (i) with respect to the approval of the Merger and Merger Agreement, the affirmative vote of (A) the Supporting Holders holding Company Common Stock and Company Preferred Stock (on an as converted to Company Common Stock basis) voting as a single class, (B) the Supporting Holders holding Series B Preferred Stock and Series B-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class (the “Series B Class”) and (C) the Supporting Holders holding Series C Preferred Stock and Series C-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class (the “Series C Class”), and (ii) with respect to the approval of the Company Preferred Stock Conversion, the affirmative vote of (1) the Series B Class and (2) the Series C Class, and any action in furtherance of any of the foregoing, (b) in favor of any proposal to adjourn a meeting of the stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of Company Common Stock and Company Preferred Stock present in person or represented by proxy to constitute a quorum, (c) against any proposal, offer, or submission with respect to a competing transaction described in Section 4.3 (Exclusivity) of the Merger Agreement (“Company Competing Transaction”) or the adoption of any agreement to enter into a Company Competing Transaction, (d) except with respect to any Adverse Amendment, in any other circumstances upon which a consent or other approval is required under the Company Charter or otherwise sought with respect to the Merger Agreement (including the Merger and the Company Preferred Stock Conversion), to vote, consent or approve (or cause to be voted, consented or approved) all of such Support Holder’s Subject Shares held at such time in favor thereof, (e) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement), and (f) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or the Company Preferred Stock Conversion.

1.2               Consent to the Company Preferred Stock Conversion.

(a)                Conversion Consent:

(i)                 Each Supporting Holder (to the extent such Supporting Holder holds Series B Preferred Stock and/or Series B-1 Preferred Stock) (such Supporting Holder, a “Series B Holder”), hereby irrevocably consents to and approves the Company Preferred Stock Conversion in its capacity as a holder of Series B Preferred Stock and/or Series B-1 Preferred Stock on the terms and subject to the conditions set forth in the Merger Agreement and the Company Charter. Each Series B Holder acknowledges that it has been informed by the Company that the consent of the Series B Holder pursuant to this Section 1.2(a)(i), together with the consent of the other Series B Holders, constitutes the consent of the majority of the issued and outstanding Series B Preferred Stock and Series B-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class, as set forth in Schedule A hereto.

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(ii)               Each Supporting Holder (to the extent such Supporting Holder holds Series C Preferred Stock and Series C-1 Preferred Stock) (such Supporting Holder, a “Series C Holder”), hereby irrevocably consents to and approves the Company Preferred Stock Conversion in its capacity as a holder of Series C Preferred Stock and/or Series C-1 Preferred Stock on the terms and subject to the conditions set forth in the Merger Agreement and the Company Charter. Each Series C Holder acknowledges that it has been informed by the Company that the consent of the Series C Holder pursuant to this Section 1.2(a)(ii), together with the consent of the other Series C Holders, constitutes the consent of the majority of the issued and outstanding Series C Preferred Stock and Series C-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class, as set forth in Schedule A hereto.

1.3               No Inconsistent Agreements. The Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Article I.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

Each Supporting Holder represents and warrants to Parent that:

2.1               Authorization; Binding Agreement.

(a)                The Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)                This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

2.2               Non-Contravention. Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) if not a natural person, violate the certificate or articles of incorporation, bylaws or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the (i) Company Charter, or (ii) the Bylaws of the Company (collectively, the “Company Governing Documents”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

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2.3               Ownership of Shares; Total Shares. As of the date hereof, the Supporting Holder is the record and beneficial owner of all of the Subject Shares set forth on Schedule A opposite such Supporting Holder’s name and has good and marketable title to all of such Subject Shares, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any Lock-Up Agreement entered into by and between the Supporting Holder, Parent and the Company, (c) any applicable restrictions on transfer under applicable securities Laws and (d) the Company Governing Documents (collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite the Supporting Holder’s name constitute all of the Company Common Stock and Company Preferred Stock owned by the Supporting Holder as of the date hereof and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock or Company Preferred Stock held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power.

2.4               Voting Power. The Supporting Holder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 4.1(b) hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Shares currently owned or hereinafter acquired. None of the Supporting Holder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Governing Documents.

2.5               Reliance. The Supporting Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement.

2.6               Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

2.7               Adequate Information. The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Supporting Holders that:

3.1               Organization and Qualification. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

3.2               Authority for This Agreement. Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

Article IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

4.1               No Transfer; No Inconsistent Arrangements.

(a)                Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), gift, pledge dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b)                Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, by gift to a member of one of the Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization; (ii) in the case of a Supporting Holder that is an individual, by virtue of laws of descent and distribution upon death of the Supporting Holder; (iii) in the case of a Supporting Holder being an individual, pursuant to a qualified domestic relations order; (iv) in the case of a Supporting Holder who is not a natural person, by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (v) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; (vi) in the case of a Supporting Holder who is not a natural person, to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer referred to in Section 4.1(b)(i), (iv), or (vi) shall be permitted only if, (A) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (B) such transfer is effected no later than three (3) Business Days prior to the date on which the Form S-4 is declared effective.

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4.2                Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holders shall not engage in any transactions involving the securities of Parent without Parent’s prior written consent; provided that this Section 4.2 shall not apply to transactions involving any securities of Parent held by the Supporting Holders as of or prior to the date of this Agreement.

4.3                No Legal Action. The Supporting Holders shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.4                Documentation and Information. Each Supporting Holder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC and, to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Merger and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement and the nature of the Supporting Holders’ commitments and obligations under this Agreement. The parties hereto agree that the Supporting Holders’ identities and ownership of the Subject Shares will not be included in a press release or other public disclosure (other than a filing with the SEC) without each Supporting Holder’s prior consent.

4.5               Adjustments; Acquisition of Additional Securities. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Supporting Holder acquires beneficial ownership of any additional Company Common Stock or Company Preferred Stock (“New Securities”), or the right to vote or share in the voting of any such New Securities, then such New Securities acquired by such Supporting Holder shall be subject to the terms of this Agreement to the same extent as if they were owned or controlled by the Supporting Holder as of the date hereof.

4.6               Anti-Takeover Approvals. The board of directors of Parent has approved, or will approve as promptly as practicable following the date hereof but in no event later than the time immediately prior to the consummation of the Merger, the Merger, the Merger Agreement and this Agreement and the acquisition of Parent Common Stock by the Company’s stockholders pursuant to any of the foregoing pursuant to Section 203 of the General Corporation Law of Delaware and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law, and such approval by the board of directors of Parent is or will be, once approved, sufficient to render inapplicable to the Merger, the Merger Agreement and this Agreement and such acquisition the provisions of Section 203 of the General Corporation Law of Delaware or any other such anti-takeover law.

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4.7                Termination of Investment Agreements. Each Supporting Holder, by this Agreement, and with respect to the Subject Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, each of (a) the Second Amended and Restated Investors’ Rights Agreement dated as of February 2, 2021, as amended, by and among the Company and the investors party thereto, (b) the Second Amended and Restated Voting Agreement dated as of February 2, 2021, as amended, by and among the Company and the investors party thereto, and (c) the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of February 2, 2021, as amended, by and among the Company and the investors party thereto, and any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, board of directors observer rights or rights to receive information delivered to the board of directors or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Supporting Holder and the Company, but excluding, for the avoidance of doubt, any rights such Supporting Holder may have that relate to any indemnification, commercial, development or employment agreements or arrangements between such Supporting Holder and the Company or any subsidiary, which shall survive in accordance with their terms.

4.8               Public Announcements. No Supporting Holder will make any public announcement or issue any public communication regarding the Merger Agreement, the transactions contemplated thereby or any matter related to the foregoing, without the prior written consent of the Parent and the Company, except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Holder shall, to the extent permitted by applicable Law, first allow the Parent and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Supporting Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.8; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.

Article V
MISCELLANEOUS

5.1                Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 8.1 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2               Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of Parent and such Supporting Holder; provided, that each Supporting Holder in its sole discretion may terminate this Agreement, solely with respect to such Supporting Holder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof, (i) that reduces the aggregate amount or form of consideration payable to the Supporting Holder in respect of such Supporting Holder’s Company capital stock in a manner that is materially and disproportionately adverse to such Supporting Holder relative to other Company Stockholders, or (ii) modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the Transactions in a manner that adversely and disproportionately affects in any material respect the Supporting Holder (any such amendment, an “Adverse Amendment”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

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5.3                Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4                Expenses. All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5               Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by a Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holders, in the case of an assignment by Parent. Any assignment in violation of this Section 5.5 shall be null and void ab initio.

5.6                Enforcement of the Agreement. The parties agree that irreparable damage may occur in the event that any Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

5.7               Jurisdiction; Waiver of Jury Trial; Governing Law. This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

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5.8                Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9                Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.10              Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.11              Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.12              Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

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5.13              Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holders by Parent and at Parent’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14              Supporting Holder Obligation Several and Not Joint. The obligations of the Supporting Holders hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

5.15              No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

FIFTH WALL ACQUISITION CORP. I

By:
Name:
Title:

SUPPORTING HOLDERS

Bain Capital Venture Fund 2019, L.P.

By:
Name:
Title:
Address:
Email:

BCIP Venture Associates II, L.P.

By:
Name:
Title:
Address:
Email:

BCIP Venture Associates II-B, L.P.

By:
Name:
Title:
Address:
Email:

BCV 2019-MD Primary, L.P.

By:
Name:
Title:
Address:
Email:

11

Best Family Trust, established October 2, 2001

By:
Name:
Title:
Address:
Email:

LEN FW Investor, LLC

By:
Name:
Title:
Address:
Email:

Lucas Haldeman

By:
Name:
Title:
Address:
Email:

Real Estate Technology Ventures Associates, L.P.

By:
Name:
Title:
Address:
Email:

Real Estate Technology Ventures II, L.P.

By:
Name:
Title:
Address:
Email:

12

Real Estate Technology Ventures, L.P.

By:
Name:
Title:
Address:
Email:

Real Estate Technology Ventures-A, L.P.

By:
Name:
Title:
Address:
Email:

RET Ventures SPV I, L.P.

By:
Name:
Title:
Address:
Email:

Spark Capital Growth Founders' Fund II, L.P.

By:
Name:
Title:
Address:
Email:

Spark Capital Growth Fund II, L.P.

By:
Name:
Title:
Address:
Email:

13

Exhibit C

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2021 by and among (i) Fifth Wall Acquisition Corp. I, a Delaware corporation (together with its successors, “Parent”), (ii) SmartRent.com, Inc., a Delaware corporation (the “Company”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, Einstein Merger Corp. I, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company contemporaneously entered into that certain Merger Agreement, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued Parent Class A Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Parent Class A Common Stock to be received by Holder as Closing Merger Consideration (all such Closing Merger Consideration, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            Lock-up Provisions.

(a)            Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the date of the Closing and (ii) the date after the Closing on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”), provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (3) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Holder to its members, partners, or shareholders; (5) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (6) to any Affiliates of the Holder, or (7) to any employees, officers, directors or members of the Holder or any Affiliates of Holder.

C-1

(b)            If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c)            During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF APRIL 21, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)              For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Parent Class A Common Stock or other securities of Parent acquired by Holder in open market transactions or in any public or private capital raising transactions of Parent or otherwise to any Parent Class A Common Stock (or other securities of Parent) other than the Restricted Securities.

2.            Miscellaneous.

(a)            Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b)            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company. Each of Parent and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

C-2

(c)            Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)            Governing Law; Jurisdiction; Waiver of Jury Trial; Remedies. This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction) of the Merger Agreement and, subject to Section 2(i) hereof, Section 8.9 (Specific Enforcement) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e)            Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f)            Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) all references to Articles or Sections are to Articles or Sections of this Agreement; and (x) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

C-3

(g)            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Parent prior to the Closing, to: Fifth Wall Acquisition Corp. I 6060 Center Drive, 10th Floor Los Angeles, CA 90045 Attn: Brendan Wallace, Chief Executive Officer E-mail: brendan@fifthwall.com

With a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attn:   Eduardo Gallardo

     Evan M. D’Amico

     Christopher D. Dillon

Email:  egallardo@gibsondunn.com

     edamico@gibsondunn.com

     cdillon@gibsondunn.com

If to the Company prior to the Closing, to: SmartRent.com, Inc. 18835 N. Thompson Peak Parkway Scottsdale, AZ 85255 Attn: Lucas Haldeman E-mail: lucas@smartrent.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP

2525 East Camelback Road

Esplanade II, Suite 1000

Phoenix, AZ 85016

Attn:   David Lewis

     Kevin Criddle

Email:  david.lewis@dlapiper.com

     kevin.criddle@dlapiper.com

If to Parent or the Company after the Closing, to: SmartRent, Inc. 18835 N. Thompson Peak Parkway Scottsdale, AZ 85255 Attn: Lucas Haldeman E-mail: lucas@smartrent.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP

2525 East Camelback Road

Esplanade II, Suite 1000

Phoenix, AZ 85016

Attn:   David Lewis

     Kevin Criddle

Email:  david.lewis@dlapiper.com

     kevin.criddle@dlapiper.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

C-4

(h)            Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Parent, the Company and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Parent and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Parent shall provide prompt notice thereof to Holder, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Parent shall provide prompt notice thereof to Holder.

(i)            Authorization on Behalf of Parent. In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Parent or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Parent or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(j)            Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company or any of the obligations of Holder under any other agreement between Holder and Parent or the Company or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.

(l)            Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

C-5

(m)            Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

* * * * *

C-6

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

Fifth Wall Acquisition Corp. I

By:
Name:
Title:

SmartRent.com, Inc.

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of the Company Securities:

Company Common Stock:

Company Preferred Stock:

Company Warrants:

Company Stock Options (Vested and Unvested):

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email: :

[Signature Page to Lock-up Agreement]

Exhibit D

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMARTRENT, INC.

SmartRent, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.            The name of the Corporation is SmartRent, Inc. The Corporation was incorporated under the name Fifth Wall Acquisition Corp. I by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 23, 2020 (the “Original Certificate”).

2.            An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on December 18, 2020 (as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 4, 2021, the “Restated Certificate”).

3.            On February 4, 2021, in connection with the Corporation’s initial public offering, the Corporation adopted and filed a Second Amended and Restated Certificate of Incorporation which amended and restated the Restated Certificate in its entirety, was adopted and filed with the Secretary of State of the State of Delaware (the “Existing Certificate”)

4.            This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

5.            The text of the Existing Certificate is hereby amended and restated by this Third Amended and Restated Certificate to read in its entirety as set forth in Exhibit A attached hereto.

6.            This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, SmartRent, Inc. has caused this Third Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on     , 2021.

SMARTRENT, INC.

By:

Name:

Title:

D-1

EXHIBIT A

Article I

NAME

The name of the corporation is SmartRent, Inc. (the “Corporation”).

Article II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Ste. R, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Resident Agents Inc.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

Article IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 550,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.            COMMON STOCK.

1.            General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

2.            Voting.

a.            Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

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b.            Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.            Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.            Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.            Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.            Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.            PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Third Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Third Amended and Restated Certificate (including any Certificate of Designation).

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The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Article V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.          Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Third Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B.           Except as otherwise expressly provided by the DGCL or this Third Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C.           Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.           Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

D-4

E.           Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this ARTICLE V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this ARTICLE V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Third Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G.           The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Article VI

STOCKHOLDERS

A.          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.           Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C.           Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VII, or the adoption of any provision of the Third Amended and Restated Certificate inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

D-5

Article VIII

INDEMNIFICATION

A.          To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this ARTICLE VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this ARTICLE VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B.          The rights to indemnification and advancement of expenses conferred on any indemnitee by this ARTICLE VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C.           Any repeal or amendment of this ARTICLE VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this ARTICLE VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission

D.          This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

D-6

Article IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Third Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this ARTICLE IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. Notwithstanding the foregoing, the provisions of this ARTICLE IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article X

AMENDMENTS

A.            Notwithstanding anything contained in this Third Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Third Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, and this ARTICLE X.

B.            If any provision or provisions of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Third Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

D-7

Exhibit E

Amended and Restated Bylaws of

SmartRent, Inc.

(a Delaware corporation)

E-i

E-ii

Amended and Restated Bylaws of

SmartRent, Inc.

Article I
Corporate Offices

Section 1.1         Registered Office. The address of the registered office of SmartRent, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s Third Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 1.2         Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II
Meetings of Stockholders

Section 2.1         Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

Section 2.2        Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.3         Special Meeting.

(a)        Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

(b)       No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 2.4         Notice of Business to be Brought before a Meeting.

(a)       At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)        For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)       To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)            As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)           As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)          As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)       A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)        Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)        This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)       For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.5         Notice of Nominations for Election to the Board.

(a)        Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)           (i)             Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (A) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii)            Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii)          In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)          In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)       To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)            As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)           As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)          As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)       A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)       In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)       To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)      The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)       A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)        No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)         Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

Section 2.6         Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Section 2.7         Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (a) the person presiding over the meeting or (b) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.8        Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.9        Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.10      Voting.

(a)        Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

(b)       Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

Section 2.11       Record Date for Stockholder Meetings and Other Purposes.

(a)        In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.12       Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Section 2.13      List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

Section 2.14       Inspectors of Election.

(a)       Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

(b)      Such inspectors shall: (i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots; (ii) count all votes or ballots; (iii) count and tabulate all votes; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and (v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

(c)       Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

Section 2.15      Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III
Directors

Section 3.1        Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 3.2              Number of Directors. Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3              Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

Section 3.4              Resignation and Vacancies.

(a)            Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

(b)            Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 3.5              Place of Meetings; Meetings by Telephone.

(a)            The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

(b)            Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

Section 3.6              Regular Meetings. Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

Section 3.7              Special Meetings; Notice.

(a)            Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

(b)            Notice of the time and place of special meetings shall be: (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by facsimile or electronic mail; or (iv) sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

(c)            If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

Section 3.8              Quorum. At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.9              Board Action without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

Section 3.10            Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV
Committees

Section 4.1              Committees of Directors. The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.

Section 4.2              Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3              Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of: (a) Section 3.5 (Place of Meetings; Meetings by Telephone); (b) Section 3.6 (Regular Meetings); (c) Section 3.7 (Special Meetings; Notice); (d) Section 3.9 (Board Action without a Meeting); and (e) Section 7.13 (Waiver of Notice), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that: (i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; (ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and (iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Section 4.4              Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V
Officers

Section 5.1              Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Chief Product Officer, a Chief Revenue Officer, a Chief Technology Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

Section 5.2              Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

Section 5.3              Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.4              Removal and Resignation of Officers.

(a)            Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

(b)            Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5              Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

Section 5.6              Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7              Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8              Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI
Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII
General Matters

Section 7.1              Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.2              Stock Certificates.

(a)            The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b)            The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.3              Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.4              Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.5              Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.6              Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.7              Dividends.

(a)            The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

(b)            The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.8              Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 7.9              Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10            Transfer of Stock. Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11            Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.12            Registered Stockholders. The Corporation: (i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.13            Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII
Notice

Section 8.1              Delivery of Notice; Notice by Electronic Transmission.

(a)            Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b)            Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

(c)            Any notice given pursuant to the preceding paragraph shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder.

(d)            Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

(e)            An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX
Indemnification

Section 9.1              Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

Section 9.2              Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.3              Prepayment of Expenses. In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.4              Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within twenty (20) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.5              Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 9.6              Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.7              Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.8              Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.9              Amendment or Repeal; Interpretation.

(a)             The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

(b)            Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (i) the Board pursuant to Article V or (ii) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X
Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI
Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XII
Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

SmartRent, Inc.

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that [he][she] is the duly elected, qualified, and acting Secretary of SmartRent, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [•], 2021, effective as of [•], 2021, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] hand this [•] day of [•], 2021.

[Name]
[Full Title of Secretary]

Exhibit F

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of [●], 2021 (the “Effective Date”) by and among: SmartRent, Inc., a Delaware corporation f/k/a Fifth Wall Acquisition Corp. I, a Delaware corporation (the “Company”), the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”), and the equityholders designated as Legacy SmartRent Equityholders on Schedule B hereto (collectively, the “Legacy SmartRent Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, the Company, Einstein Merger Corp. I, a Delaware corporation (“Merger Sub”), and SmartRent Technologies, Inc., a Delaware corporation (“Legacy SmartRent”), are parties to that certain Merger Agreement, dated as of April 21, 2021 (the “Merger Agreement”), pursuant to which, on the Effective Date, Merger Sub merged with and into Legacy SmartRent (the “Merger”), with Legacy SmartRent surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Legacy SmartRent Equityholders are receiving shares of Common Stock (as defined below) (the “Merger Shares”) on or about the Effective Date, pursuant to the Merger Agreement;

WHEREAS, the Sponsor Equityholders held an aggregate of 8,625,000 of Class B common stock of the Company, par value $0.0001 per share, immediately prior to the consummation of the Merger, which, upon the consummation of the Merger, have automatically been converted into 8,625,000 shares of Common Stock (the “Sponsor Shares”);

WHEREAS, Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), acquired 1,047,500 shares of Common Stock (the “Private Placement Shares”) pursuant to the terms of that certain Private Placement Share Purchase Agreement, dated as of February 4, 2021 (the “Private Placement Share Purchase Agreement”);

WHEREAS, the Company, the Sponsor, and the parties listed under Holder on the signature page thereto, are parties to that certain Registration and Stockholder Rights Agreement, dated as of February 4, 2021 (the “Prior Agreement”); and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article I
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” is defined in the preamble to this Agreement.

“Blackout Period” is defined in Section 3.4(b).

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demanding Holder” is defined in Section 2.1(d).

“Effective Date” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” is defined in Section 2.1(a).

“Form S-3 Shelf” is defined in Section 2.1(a).

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“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy SmartRent” is defined in the recitals to this Agreement.

“Legacy SmartRent Equityholders” is defined in the preamble to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1(e).

“Merger” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Shares” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Minimum Takedown Threshold” is defined in Section 2.1(d).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” is defined in Section 2.1(g).

“Notices” is defined in Section 5.4.

“Other Coordinated Offering” is defined in Section 2.4(a).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

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“Piggyback Registration” is defined in Section 2.2(a).

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Placement Shares” is defined in the recitals to this Agreement.

“Private Placement Share Purchase Agreement” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration, including any related Shelf Takedown but excluding a registration on Form S-4 or Form S-8, or their successors, or any registration covering only securities proposed to be issued in exchange for securities or assets of another entity), effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Sponsor Shares and the shares of Common Stock issued upon the conversion of the Sponsor Shares, (b) the Private Placement Shares, (c) any outstanding shares of Common Stock held by a Holder as of the Effective Date (including the Merger Shares), (d) any shares of Common Stock of the Company (including any shares of Common Stock issued or issuable upon the exercise of any outstanding Warrants held by a Holder as of the Effective Date) otherwise acquired or owned by a Holder following the date hereof to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

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(a)       all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

(b)       fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);

(c)       printing, messenger, telephone and delivery expenses;

(d)       reasonable fees and disbursements of counsel for the Company;

(e)       reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)       reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” is defined in Section 2.1(e).

“SEC Guidance” is defined in Section 2.1(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor Equityholders” is defined in the preamble to this Agreement.

“Sponsor Shares” is defined in the recitals to this Agreement.

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“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement.

“Subsequent Shelf Registration” is defined in Section 2.1(b).

“Suspension Period” is defined in Section 3.4(a).

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.1(d).

“Warrants” means the warrants of the Company, with each whole warrant entitling the holder to purchase one share of Common Stock, held by any Holder.

“Withdrawal Notice” is defined in Section 2.1(f).

Article II
REGISTRATION RIGHTS.

Section 2.1.        Shelf Registration.

(a)             Filing. Subject to Section 3.3, the Company shall file within 45 days after the date of this Agreement, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of the Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use Form S-3.

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(b)            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c)             Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Legacy SmartRent Equityholder or a Sponsor Equityholder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice in any twelve (12) month period for the Legacy SmartRent Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand.

(d)            Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Legacy SmartRent Equityholders or one or more Sponsor Equityholders (any of the Legacy SmartRent Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000) (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. Subject to Section 2.4(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy SmartRent Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1(d) in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including the Form S-3 Shelf, that is then available for such offering.

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(e)             Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Shelf Takedown pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities of the Company that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities; provided, however, that the number of Registrable Securities held by the Holders to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are first entirely excluded from the Underwritten Shelf Takedown. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The inclusion of any Holder’s Registrable Securities in an Underwritten Shelf Takedown shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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(f)             Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Legacy SmartRent Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holder. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1(d), unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Legacy SmartRent Equityholder or a Sponsor Equityholder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Legacy SmartRent Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1(f).

(g)            New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

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(h)            Effective Registration. Notwithstanding the provisions of Section 2.1(c) or Section 2.1(d) above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to an Underwritten Shelf Takedown becomes effective or is subsequently terminated.

Section 2.2.        Piggyback Registration.

(a)             Piggyback Rights. Subject to Section 2.4(c), if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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(b)            Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)             If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(ii)            If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(iii)          If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1(e).

(c)             Piggyback Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d)            Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

Section 2.3.        Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90) day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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Section 2.4.        Block Trades; Other Coordinated Offerings.

(a)            Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (i) a Block Trade or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (A) fifty million dollars ($50,000,000) or (B) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1(d), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence, and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b)            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4(b).

(c)            Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d)            The Demanding Holder in a Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

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Article III
REGISTRATION PROCEDURES

Section 3.1.        Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

(a)             Filing Registration Statement. The Company shall prepare and file with the Commission as soon as practicable a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1(c).

(b)            Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

(c)             Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

(d)            Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider such comments in good faith before filing any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference.

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(e)             State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or taxation in any such jurisdiction.

(f)             Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the Holders of Registrable Securities included in such registration statement. No Holder included in a Registration Statement to which such underwriting agreement relates shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

(g)            Cooperation. The principal executive officer, principal financial officer and principal accounting officer of the Company and all other officers and members of the management of the Company shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

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(h)           Records. The Company shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter or placement agent or sales agent participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter or placement agent or sales agent, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply and be available to discuss any information reasonably requested by any of them in connection with such Registration Statement; provided, however, that such Underwriter, placement agent, sales agent or other representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

(i)            Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or placement agent or sales agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder.

(j)            Earnings Statement. The Company shall comply in all material respects with all applicable rules and regulations of the Commission and the Securities Act and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k)            Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

(l)            Road Show. If the Registration involves an Underwritten Offering of Registrable Securities for gross proceeds in excess of fifty million dollars ($50,000,000), the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

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Section 3.2.           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3.            Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4.            Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a)           Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b)           If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) consecutive days, determined in good faith by the Company necessary for such purpose after the request of the Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than one hundred twenty (120) days in the aggregate during any three hundred and sixty-five (365) day period.

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(c)             (i) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (ii) if, pursuant to Section 2.1(d), Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1(d) or Section 2.4. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days.

(d)            The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 3.5.        Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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Article IV
INDEMNIFICATION AND CONTRIBUTION.

Section 4.1.        Indemnification by the Company. To the extent permitted by law and subject to the limitations set forth in Section 4.4(c) hereof, the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any Misstatement or alleged Misstatement contained in any Registration Statement or Prospectus; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any Misstatement or alleged Misstatement made in such Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder Indemnified Party expressly for use therein.

Section 4.2.        Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which the Holder of Registrable Securities is participating, to the extent permitted by law and subject to the limitations set forth in Section 4.4(c) hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company and each Underwriter or placement agent or sales agent (if any), and each other selling Holder and each other person, if any, who controls the Company, another selling Holder or such Underwriter or placement agent or sales agent within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement, if the Misstatement or Alleged Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and several and shall be limited to the amount of any net proceeds actually received by such selling Holder, except in the case of fraud or willful misconduct by such Holder.

Section 4.3.        Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

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Section 4.4.        Contribution.

(a)             If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.

(b)            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4(a).

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(c)             The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS.

Section 5.1.            Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the Holders, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

Section 5.2.            Acknowledgment. The Holders hereby agree and acknowledge that their respective Registrable Securities (other than their respective Registrable Securities acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Registrable Securities occurs on or after the closing of the Merger) are subject to the lock-up provisions set forth in Section 1 of the Lock-Up Agreements, dated as of April 21, 2021, by and among the Legacy SmartRent Equityholders and the Company, or Section 3 of that certain Sponsor Agreement, dated as of April 21, 2021, by and among the Sponsor and the other parties thereto.

Section 5.3.             Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of any Holder hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 5.3.

Section 5.4.             Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, electronic transmission with receipt verified by electronic confirmation, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic transmission; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

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If to the Company, to:

SmartRent, Inc.
18835 N. Thompson Peak Parkway
Scottsdale, AZ 85255
Attention: Lucas Haldeman
Email: lucas@smartrent.com

with a copy (which will not constitute notice) to:

DLA Piper LLP
2525 East Camelback Road
Esplanade II, Suite 1000
Phoenix, AZ 85016

Attention:	David Lewis Kevin Criddle
Email:	david.lewis@dlapiper.com kevin.criddle@dlapiper.com

To a Holder, to the address or contact information set forth in the Company’s books and records.

Section 5.5.        Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

Section 5.6.        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

Section 5.7.        Entire Agreement. This Agreement (including Schedule A and Schedule B and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

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Section 5.8.            Modifications, Amendments and Waivers. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.9.            Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy SmartRent granted under any other agreement, including, but not limited to, the Prior Agreement and the Second Amended and Restated Investors Rights Agreement, dated as of February 2, 2021, by and among Legacy SmartRent and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

Section 5.10.          Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

Section 5.11.         Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

Section 5.12.          Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 5.13.         Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

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Section 5.14.     Jurisdiction; Waiver of Trial by Jury.

(a)             Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.14(a).

(b)            EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

SMARTRENT, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]